UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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BIO-TECHNE CORPORATION

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Dear Shareholder:

We are pleased to invite you join us at the 2019 Annual Meeting of Shareholders of Bio-Techne Corporation (the “Company”) on October 24, 2019, at 8:00 a.m. Central Time. We will cover items of business as described in this Proxy and provide attendees with an opportunity for questions and comments.

Based on shareholder feedback, we are returning to an in person annual meeting format. The Annual Meeting of Shareholders will be held at the principal executive offices of the Company, 614 McKinley Place N.E., Minneapolis, Minnesota 55413. If you plan to attend the Annual Meeting of Shareholders, please follow the instructions provided under the heading “Attending the Annual Meeting” on page 50 of the proxy statement.

Only shareholders of record shown on the books of the Company at the close of business on August 30, 2019 will be entitled to vote at the Annual Meeting of Shareholders or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the Annual Meeting of Shareholders.

We hope that you will attend the Annual Meeting of Shareholders. Whether or not you plan to attend, we encourage you to designate the proxies to vote your shares as soon as possible. Any shareholder may vote over the Internet using the instructions provided. Your cooperation in promptly signing and returning the Proxy or voting by Internet will help avoid further solicitation expense to the Company. Thank you for your continued support of and interest in Bio-Techne.

Sincerely,

Charles (“Chuck”) R. Kummeth
President and Chief Executive Officer

September 9, 2019

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

Time and Date Thursday, October 24, 2019 8:00 a.m. Central Time

Place 614 McKinley Place N.E. Minneapolis, Minnesota 55413

How to Vote

Whether or not you plan to attend the meeting, please provide your proxy by either using the Internet or telephone as further explained in this Proxy Statement or filling in, signing, dating, and promptly mailing a proxy card.

By In the U.S. or Canada, you can vote your shares toll-free by calling 1-800-690-6903.	Telephone

By You can vote your shares online at www.proxyvote.com.	Internet

By You can vote by mail by marking, dating, and signing your proxy card or voting instruction form and returning it in the postage-paid envelope	Mail

Attending	the	Meeting

If you wish to attend the Annual Meeting in person, you will need to RSVP and bring a valid government issued photo identification in order to be admitted to the Annual Meeting. Please refer to the section entitled “Attending the Annual Meeting” on page 50 of the Proxy Statement for further details.

Items of Business:

1	Set the number of members of the Board of Directors at nine (9), as recommended by our Board of Directors;
2.	Elect directors of the Company, each of which is recommended by our Board of Directors;
3.	Approve, on an advisory basis, the compensation of our executive officers as disclosed in the Proxy Statement;
4.	Ratify the appointment of KPMG, LLP as the Company’s independent registered public accounting firm for the 2020 fiscal year, as recommended by our Audit Committee; and
5.	Conduct such other business as may properly be brought before the meeting.

Record Date

You are entitled to vote if you were a stockholder of record at the close of business on August 30, 2019.

Adjournments and Postponements

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Annual Report

Our 2019 Annual Report, which is not part of the proxy soliciting materials, is enclosed if the proxy materials were mailed to you. The Annual Report is accessible on the Internet by visiting www.proxyvote.com, if you have received the Notice of Internet Availability of Proxy Materials, or previously consented to the electronic delivery of proxy materials.

By order of the Board of Directors

Brenda S. Furlow
General Counsel and Corporate Secretary
September 9, 2019

YOUR VOTE IS IMPORTANT.

We encourage you to read the Proxy Statement and vote your shares as soon as possible. You may vote via the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. If you received paper copies of your proxy materials in the mail, you may vote by mail, and a return envelope for your proxy card is enclosed for your convenience. The Proxy Statement and 2019 Annual Report to Shareholders are available at www.proxyvote.com.

Table of Contents

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	1

Proxy Overview	1

Proposal 1. ESTABLISHING THE NUMBER OF DIRECTORS AT NINE	7

Proposal 2. ELECTION OF DIRECTORS	7
Nominees for Director	8
Corporate Governance – The Role and Governance of the Board	12
Corporate Governance -- Board Committees	13
Corporate Governance – Meetings and Attendance	14
Director Qualifications, Diversity and Refreshment	14
Director Compensation	15
Additional Governance Matters – Corporate Sustainability	17

EXECUTIVE COMPENSATION	19
Compensation Discussion and Analysis	19
I. Executive Summary	19
II. Compensation Philosophy and Objectives	23
III. Our Process for Establishing Executive Compensation	24
IV. Elements of the 2019 Compensation Program	25
V. Compensation Policies and Practices	30
Executive Compensation Committee Report on Executive Compensation	31
2019 Summary Compensation Table	32
2019 Grants of Plan-Based Awards	35
2019 Outstanding Equity Awards at Fiscal Year-End	36
2019 Option Exercises and Stock Vested	38
Executive Employment Agreements and Change in Control Arrangements	38
Pay Ratio Disclosure	40

Proposal 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION	41

PRINCIPAL SHAREHOLDERS	42

MANAGEMENT SHAREHOLDINGS	43

Proposal 4. RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020	45
Audit Committee Report	45
Audit Fees	46

ADDITIONAL CORPORATE GOVERNANCE MATTERS	47

ADDITIONAL VOTING INFORMATION	49

2019 Proxy Statement

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “may,” “estimate,” “intend” and other similar words. Forward-looking statements in this proxy statement include, but are not limited to, statements regarding individual and Company performance objectives and targets and statements relating to the benefits of the Company’s acquisitions, product launches and business strategies. These and other forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. Factors that may cause actual results to differ materially from those contemplated by the statements in this proxy statement can be found in the Company’s periodic reports on file with the Securities and Exchange Commission (the “SEC”). The forward-looking statements speak only as of the date of this Proxy Statement and undue reliance should not be placed on these statements. We do not undertake to publicly update or revise any forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained in this document.

Proxy Overview

We provide below highlights of certain information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider before you decide how to vote. You should read the entire proxy statement carefully before voting.

To assist you in reviewing the proposals to be acted upon, we are providing information about business, governance and compensation highlights for fiscal year 2019. For more complete information about these topics, please review the Company’s Annual Report on Form 10-K and the complete Proxy Statement.

2019 ANNUAL MEETING OF SHAREHOLDERS

Date and Time	October 24, 2019 at 8:00 a.m. (Central Time)
Place	The principal executive offices of the Company, 614 McKinley Place N.E., Minneapolis, Minnesota 55413
Record Date	August 30, 2019
Voting

Holders of common stock are entitled to vote online at www.proxyvote.com, by telephone at 1-800-690-6903, by completing and returning a proxy card, or in person at the Annual Meeting (see the section captioned “Attending the Annual Meeting” for further information).

BUSINESS HIGHLIGHTS

Our team continued to deliver on our long-term strategy in fiscal year 2019, leading to another year of strong financial results.

Highlights of our Fiscal 2019 performance include:

•	Revenue increased 11% to $714 million. Organic revenue was 10% over the prior year, with currency translation having a negative impact of 1% and acquisitions contributing 2% to the revenue growth.

•

GAAP earnings were $96 million, while adjusted earnings were $175.5 million. GAAP earnings per share were $2.47 per diluted share versus $3.31 last fiscal year, impacted primarily by changes in fair value of our investments. Adjusted earnings per share were $4.51, 1% under last year. Currency exchange impacted earnings per share negatively by $0.14, or 3%.

•

GAAP operating margins for the fiscal year were 20.5%, while adjusted operating margins were 34.1%, down 3% from last year due to the impact of acquisitions made in the current year and currency translation.

•	Cash from operations was $182 million for the year. We returned $48 million to our shareholders in the form of dividends.

2019 Proxy Statement 1

*	3-year and 5-year represent annualized figures

We are very proud of these accomplishments, and we believe that we are well-positioned to continue our strong performance and growth. We are accelerating our momentum to innovate best-in-class life sciences tools and products for our customers in the fields of research, diagnostics and therapeutics. Our acquisitions in fiscal year 2019 of Quad Technologies, B-MoGen Biotechnologies and Exosome Diagnostics give us even more runway into the growing and scalable markets of cell and gene therapy and cancer diagnostics, markets that already know our brands for research reagents and tools.

2	2019 Proxy Statement

DIRECTOR ELECTIONS

PROPOSAL	Set the number of directors at nine.	FOR setting the number of directors at nine.
Set the number of directors at nine to keep the current number of members of the Board of Directors.

PROPOSAL	Elect the nine director nominees identified in this Proxy Statement, each for a term of one year.	FOR electing each of the nine director nominees.
	Our nominees are exemplary leaders who offer a diverse set of expertise and experience, together with a mix of tenured experience and fresh insight.	Page 7

Many of our corporate governance practices are the direct result of feedback from our shareholders and other stakeholders. The result of our continuous efforts to improve the governance of our company can be seen in our well-balanced, strong and experienced board; our ongoing shareholder engagement efforts; our executive compensation program; and our incorporation of many market best practices.

Board of Directors

Director Nominees

The following is an overview of our director nominees submitted for election at the 2019 Annual Meeting.

Name	Age	Director Since	Committee Memberships	Other Current Public Company Boards
Robert V. Baumgartner	63	2003	Audit; Nominations & Governance (Chair)
John L. Higgins	49	2009	Audit (Chair); Nominations & Governance	Ligand Pharmaceuticals
Joseph D. Keegan	66	2017	Executive Compensation	Interpace Diagnostics
Charles R. Kummeth	59	2013		Gentherm
Roland Nusse	68	2010	Nominations & Governance; Science & Technology (Chair)
Alpna Seth	56	2017	Nominations & Governance; Science & Technology	Seattle Genetics
Randolph Steer	69	1990	Executive Compensation (Chair); Science & Technology
Rupert Vessey	54	2019
Harold J. Wiens	73	2014	Audit; Executive Compensation

2019 Proxy Statement 3

Board Diversity

Our strong performance during fiscal year 2019, and the past several years, can be at least partially attributed to our experienced board of directors. Our predominantly independent board includes a range of newer and tenured directors with a balanced and diverse background of experience, education and talent:

Continued Shareholder Engagement Efforts

Management continued to engage with key shareholders to discuss the Company’s financial performance and strategies. In addition, over the last several years the Company has carried out and expanded a shareholder engagement program to discuss governance matters with key shareholders, both proactively and in response to requests from shareholders.

Governance Best Practices

We also continued to adhere to the governance best practices noted below. We believe these practices form an important foundation for actions and decisions of management and the Board in the best interests of our shareholders, and we remain committed to considering and discussing how our governance program should evolve over time.

Independent Board	•	8 of 9 directors are independent
Leadership	•	The roles of chair and CEO are currently split, with the chair being an independent director
	•	Balance of industry, scientific and functional expertise among directors
	•	Each committee is made up solely of independent directors
	•	Annual Board and committee evaluation process, as well as periodic individual director assessments
	•	Director tenure policy led to refreshment of three Board seats in the past two years
Shareholder Rights	•	Annual election of directors
	•	Majority vote standard in uncontested elections, with resignation policy
	•	No shareholder rights plan
	•	No supermajority voting provisions
	•	Shareholders holding 10% or more of our outstanding stock have the right to call certain special meetings
	•	Proxy access to nominate director candidates

4	2019 Proxy Statement

Good Governance	•	Prohibition of hedging and pledging of company stock
Practices	•	Stock ownership guidelines for directors and executive officers
	•	Continual engagement with shareholders on strategy, financial results and governance

PROPOSAL	Approve, on an advisory basis, the compensation of our executive officers as disclosed in the Proxy Statement.	FOR the advisory proposal on executive compensation.
	Our compensation practices align executive compensation with Company financial performance, business unit performance, and shareholder return.	Page 41

Executive Compensation: Our Pay-for-Performance Culture

With our strategic focus on growing the business over the long term, it is imperative that our executive compensation program motivates our talented management team in such a manner as to encourage and reward successful execution of this business strategy. To do this, we have established an executive pay program with a strong pay-for-performance foundation. We utilize the following compensation elements to achieve this:

Type	Element	Performance Period	Objective
Fixed	Base Salary	Annual	Recognizes an individual’s role and responsibilities and serves as an important retention vehicle
Performance-based	Annual Bonus	Annual	Rewards achievement of annual Company-wide and segment financial objectives
Performance-based	Performance-based Stock Options and Restricted Stock Units	Long-Term	Supports the achievement of corporate strategic goals that drive the creation of long-term, sustainable shareholder value
	Time-Based Stock Options and Restricted Stock Units	Long-Term	Aligns the interests of management and stockholders and serves an important retention vehicle

We believe that pay should be linked to performance – and that executives and long-term shareholders alike should benefit from our success and growth.

2019 Proxy Statement 5

PROPOSAL	Ratify the appointment of KPMG, LLP as the Company’s independent registered public accounting firm for the 2020 fiscal year	FOR ratification of the appointment of KPMG for the 2020 fiscal year.
	Based on its assessment of the qualifications and performance of KPMG, the Audit Committee has recommended the appointment of KPMG for the 2020 fiscal year.	Page 45

6	2019 Proxy Statement

ITEMS 1 AND 2: ELECTION OF DIRECTORS

Item 1.   ESTABLISHING THE NUMBER OF DIRECTORS AT NINE

Your Board unanimously recommends a vote “FOR” setting the number of directors at nine.

Our bylaws provide that the number of directors shall be determined by the shareholders at each Annual Meeting. Your Board unanimously recommends that the number of directors be set at nine.

Under applicable Minnesota law and the Company’s bylaws, approval of the proposal to set the number of directors at nine requires the affirmative vote of the holders of the greater of: (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter; or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

Item 2.   ELECTION OF DIRECTORS

Your Board unanimously recommends a vote “FOR” each of the nine director nominees presented in this proposal.

Over the last several years, we have undergone a thoughtful, gradual board refreshment process. In 2014, we implemented a director retirement provision in our Principles of Corporate Governance, and have subsequently followed that policy. As a result, the average director tenure has dropped from 13.8 years in 2013 to 8.7 years currently. While refreshment is important, it is also critical to the effectiveness of the Board to make replacements gradually so that the Board retains a balance of experience and new perspectives. In 2017, with three directors reaching the retirement age of 75, the Nominations and Governance Committee recommended, and the Board unanimously approved, a transition plan that staggered these individuals’ retirement to provide for continuity and a smooth transition. To implement the plan, two of those three directors retired in 2017, and two new directors, Dr. Alpna Seth and Dr. Joseph Keegan, were nominated and elected at the 2017 Annual Meeting. As permitted by the Principles of Corporate Governance, the Board had approved a one-year waiver of the retirement limitation for Dr. Charles Dinarello, which resulted in Dr. Dinarello retiring as of the 2018 Annual Meeting. The Board recently appointed Dr. Rupert Vessey to fill the vacancy left by Dr. Dinarello’s retirement, and Dr. Vessey is standing for election for the first time at the current Annual Meeting.

The nine directors elected at the Annual Meeting will hold office until the 2020 Annual Meeting of Shareholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal. Each nominee has informed the Board that he or she is willing to serve as a director. If any nominee should decline or become unable or unavailable to serve as a director for any reason, your proxy (the “Proxy”) authorizes the persons named in the Proxy to vote for a replacement nominee, if the Board names one, as such persons determine in their best judgment. As an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

Under the Company’s Amended and Restated Articles of Incorporation, directors will be elected as follows: (i) if the number of director nominees is equal to (or less than) the number of directors to be elected, directors will be elected by a majority vote, meaning that directors who receive a greater number of “FOR” votes than “AGAINST” votes will be elected; (ii) if the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of votes cast. Under the Board’s director resignation policy, an incumbent director who does not receive a majority of the votes cast “FOR” his or her election, in an election where the majority vote standard applies, must offer to tender his or her resignation to the Company’s Nominations and Governance Committee. The policy further provides that the Board, taking into account the recommendation of the Nominations and Governance Committee, will act on a tendered resignation and publicly disclose its decision within 90 days of receiving certification of the election results. If the Board does not accept such director’s resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected.

2019 Proxy Statement 7

Nominees for Director

The following is a brief description of each nominee, including age, years of service on this Board, other public company directorships, as well as principal occupation, position and business experience for at least the past five years. Each director’s biographical information includes a description of the director’s experience, qualifications, attributes or skills that qualify the director to serve on the Company’s Board at this time.

Robert V. Baumgartner, Chairman Age: 63 Independent Director Since: 2003

Until July of 2019, Mr. Bob Baumgartner served as Executive Chairman, Director of the Center for Diagnostic Imaging, Inc., an operator of diagnostic imaging centers. Prior to August 2015, Mr. Baumgartner also served as Chief Executive Officer of that company, a position he had held since 2001. He has also held numerous executive positions previously, including as Chief Executive Officer and Director of American Coating International, President and Chief Executive Officer of First Solar and President of the Apogee Glass Group. He began his professional career at KPMG LLC, an international accounting firm. He received a bachelor’s degree in business administration from the University of Notre Dame. Mr. Baumgartner also currently serves as a director of the boards of Carestream and OIA Global, both privately held companies.

Mr. Baumgartner brings to the Board valuable strategic skills and financial and operational management expertise. His more than 20 years serving as Chief Executive Officer and Executive Chairman of large, complex businesses gives him extensive experience in finance, accounting, and business leadership. Mr. Baumgartner also offers important board-level experience, as well as knowledge of the business and industry of the Company gleaned in his 16 years serving on the Board.

John L. Higgins Age: 49 Independent Director Since: 2009 Other Public Directorships: Ligand Pharmaceuticals, Inc.

Mr. John Higgins has been President and Chief Executive Officer of Ligand Pharmaceuticals, Inc. since January 2007 and has been a member of Ligand’s Board of Directors since March 2007. From 1997 until joining Ligand, Mr. Higgins was with Connetics Corporation, a specialty pharmaceutical company, as its Chief Financial Officer, and also served as Executive Vice President, Finance and Administration and Corporate Development at Connetics from January 2002 until its acquisition by Stiefel Laboratories, Inc. in December 2006. Mr. Higgins was previously a member of the executive management team and a director at BioCryst Pharmaceuticals, Inc., a biopharmaceutical company. Before joining BioCryst in 1994, Mr. Higgins was a member of the healthcare banking team of Dillon, Read & Co. Inc., an investment banking firm. Mr. Higgins has served as a director of numerous public and private companies. He graduated Magna Cum Laude with a bachelor’s degree from Colgate University.

Mr. Higgins offers the Board over 20 years of industry experience through his role as Chief Executive Officer of Ligand Pharmaceuticals and leadership roles in other pharmaceutical companies. His role with Ligand has given him vital experience in the application of strategic leadership skills within our industry, as well as extensive public company executive and board experience. Mr. Higgins also brings to the Board deep knowledge in accounting and financial matters.

8	2019 Proxy Statement

Joseph D. Keegan, Ph.D. Age: 66 Independent Director Since: 2017 Other Public Directorships: Interpace Diagnostics

Dr. Joseph Keegan currently serves as a director and advisor for Interpace Diagnostics as well as a number of privately held life science companies, including as Chair of Fluidic Analytics and Executive Chair of Cardea. From 2007 until its sale to Pall Corporation in 2012, Dr. Keegan served as President and Chief Executive Officer of ForteBio, Inc. Dr. Keegan joined ForteBio from Molecular Devices Corporation, where he served as President and Chief Executive Officer from 1998 to 2007. Prior to Molecular Devices, Dr. Keegan held leadership positions at Becton Dickinson, Leica, Inc. and GE Medical Systems. He has also served on numerous public and private company boards of life science tools companies. Dr. Keegan holds a Ph.D. in Physical Chemistry from Stanford University.

Dr. Keegan brings important life science background to the Board through his career working at a number of life sciences companies, with a focus on diagnostics. His knowledge of the Company's customers and products is especially valuable. Dr. Keegan further offers extensive executive management experience and board level experience through his past and present service on other private and public company boards.

Charles R. Kummeth Age: 59 Director Since: 2013 Other Public Directorships: Gentherm, Inc.

Charles R. Kummeth has been President, Chief Executive Officer, and member of the Board of the Company since April 1, 2013. Prior to joining the Company, he served as President of Mass Spectrometry and Chromatography at Thermo Fisher Scientific Inc. from September 2011. He was President of that company’s Laboratory Consumables Division from 2009 to September 2011. Prior to joining Thermo Fisher, Mr. Kummeth served in various roles at 3M Corporation, most recently as the Vice President of the company’s Medical Division from 2006 to 2008. Mr. Kummeth also serves on the board of one other public company, Gentherm, Inc., developer of thermal management technologies.

As the only member of Company management to serve on the Board, Mr. Kummeth provides the board with key insight into the day-to-day operations of the Company and its primary challenges. Mr. Kummeth’s service on the Board also promotes strategy development and implementation and facilitates the flow of information between the Board and management. Mr. Kummeth further offers extensive significant executive management experience and expertise leading the growth of biotechnology companies.

Roeland Nusse, Ph.D. Age: 68 Independent Director Since: 2010

Dr. Nusse has been a professor or associate professor in the Department of Developmental Biology at Stanford University and an investigator at the Howard Hughes Medical Institute since 1990. He has also been the chair of the Department of Developmental Biology at Stanford since 2007. Dr. Nusse was previously at the Netherlands Cancer Institute (Amsterdam, The Netherlands) as a staff scientist and ultimately head of the Department of Molecular Biology. Dr. Nusse was elected to the United States National Academy of Sciences in April 2010, the European Molecular Biology Organization in 1988, the Royal Dutch Academy of Sciences in 1997, and the American Academy of Arts and Sciences in 2001. Dr. Nusse was awarded the Breakthrough Prize in Life Sciences in 2016. Dr. Nusse earned a bachelor’s degree in biology from the University of Amsterdam and a doctorate in molecular biology from the Netherlands Cancer Institute in 1980.

Dr. Nusse brings valuable experience to the Board from his longstanding career as a researcher and department chair at Stanford University, including strategic leadership and scientific and industry knowledge. This experience allows him to provide the Board with insight into the Company's products, customers, and markets. Dr. Nusse also has a deep understanding of and contacts with the international life science research community.

2019 Proxy Statement 9

Alpna Seth, Ph.D. Age: 56 Independent Director Since: 2017 Other Public Directorships: Seattle Genetics, Inc.

Dr. Alpna Seth was appointed Chief Executive Officer of Proneurotech, Inc. in August 2019. Dr. Seth is also a member of the Board of Directors of Seattle Genetics, Inc. Until January 2019, she was Chief Operating Officer of Vir Biotechnology, Inc. Prior to joining Vir in July 2017, Dr. Seth was at Biogen Inc. for nearly two decades, most recently as Senior Vice President and Global head of its Biosimilars business, headquartered in Switzerland. For the period from 1998 through 2014, Dr. Seth held a range of senior leadership roles across R&D and commercial arenas, primarily based out of Biogen’s global headquarters in Cambridge, US. This includes leading several major drug development programs and product launches, along with strategic, business development and long range planning initiatives. In another international general management assignment, she served as the founding Managing Director of India affiliate and was a member of Biogen’s Asia Pacific Leadership Team. She holds a Ph.D. in Biochemistry and Molecular Biology from University of Massachusetts Medical School and conducted her post-doctoral research at Harvard University in Immunology and Structural Biology, both as a Howard Hughes Medical Institute Fellow.

Dr. Seth brings a breadth of experience in research, drug discovery, marketing, international operations, financial management and business development. Dr. Seth’s extensive background in the pharmaceutical industry, in international business and her deep knowledge of critical areas of science provide a valuable strategic perspective for our business generally and for a key customer group for the Company.

Randolph Steer, M.D., Ph.D. Age: 69 Independent Director Since: 1990

Dr. Randolph Steer is currently an independent biotechnology consultant and board director. He served as President and Chief Operating Officer of Capstone Therapeutics Corp. from April 2006 to October 2011. Dr. Steer was elected to the Mayo Clinic Board of Trustees in November 2011, and until recently served as a director of publicly-traded Vital Therapies, Inc. From 1989 to 2006 Dr. Steer was a consultant to the pharmaceutical and biotechnology industries, where he advised companies in business development, medical marketing and regulatory and clinical affairs. His prior experience includes service as Associate Director of Medical Affairs at Marion Laboratories and as Medical Director at Ciba Consumer Pharmaceuticals. Dr. Steer received his undergraduate degree in physiology and Ph.D. in pathobiology from the University of Minnesota and his medical degree from the Mayo Medical School.

Dr. Steer offers the Board a strong medical and scientific background. Moreover, his experience in executive leadership and in board management, together with his knowledge of the pharmaceutical and biotechnology industries allow him to provide valuable strategic insight. Dr. Steer also offers an understanding of the development of the Company as the longest tenured member of the Board.

10	2019 Proxy Statement

Dr. Rupert Vessey, MA, BM BCh, FRCP, DPhil Age: 54 Independent Director Since: 2019

Dr. Rupert Vessey, MA, BM BCh, FRCP, DPhil, is currently the President of Global Research and Early Development at Celgene, and is anticipated to hold that position at Bristol-Myers Squibb once its acquisition of Celgene is final. While at Celgene, Dr. Vessey also served on the board of Juno Therapeutics from April 2017 until its acquisition by Celgene in March of 2018. Before joining Celgene, Dr. Vessey held various research and development senior management positions at Merck. Dr. Vessey holds an MA in physiological sciences and a BM BCh in clinical medicine from Oxford University where he completed his DPhil at the Institute for Molecular Medicine, Oxford along with additional clinical training at various hospitals in the UK. He is a member of the Royal College of Physicians of London UK. He also serves on the Board of privately held therapeutics company Pharmakea.

Dr. Vessey was selected to serve on the Board because of his exceptional background in medical and life science research and development with Celgene, Merck, and other companies, and his extensive experience as an executive in the pharmaceutical industry, a key customer group for the Company. His international research and business experience is also important to the Board as the Company continues its expansion in markets outside of the United States.

Harold J. Wiens Age: 73 Independent Director Since: 2014

Mr. Harold Wiens is a retired executive from the 3M Companies. He began his 3M career in 1968 and held multiple domestic and international engineering and production management roles, including Memory Technologies Group Manufacturing Manager for the Europe location, Managing Director and Executive Vice President of Sumitomo 3M, and, most recently, Executive Vice President of 3M’s Industrial Sector. Prior to retiring from 3M in 2006, Mr. Wiens restructured the business and led a global implementation of Six Sigma, which together resulted in faster business processes and a focus on customers that drove international growth. Since retirement, he remains active in the community by serving on the boards of local non-profit entities. He holds a Bachelor’s degree in mechanical engineering from Michigan Technological University.

Mr. Wiens offers to the Board his deep knowledge of and experience in as a public company executive with an extensive understanding of international business practices, business strategy, and operations. His skills and experience allow him to assist the Board in its guidance of the Company’s balance between operations and accelerated growth, as well as providing guidance in our international operations and expansion plans.

2019 Proxy Statement 11

Corporate Governance – The Role and Governance of the Board

The Board of Directors is the Company’s governing body, with responsibility for oversight, counseling and direction of the Company’s management to serve the short- and long-term interests of the Company and its shareholders. The Board’s goal is to build long-term value for the Company’s shareholders and to ensure the vitality of the Company for its customers, employees and other individuals and organizations that depend on the Company. To achieve its goal, the Board monitors both the performance of the Company and the performance of the CEO. It is also integrally involved in strategic planning, in partnership with the management team. It regularly undertakes an in-depth review of management’s long term and short term strategic plan, and periodically provides input as the strategic plan is implemented and evolves.

The Board has adopted Principles of Corporate Governance applicable to all directors, which can be found on the Investor Relations page of our website at www.bio-techne.com. The Principles describe the Company’s corporate governance practices and policies and provide a framework for the governance of the Company. Among other things, they require a majority of the members of the Board to be independent directors and require candidates for director to meet minimum qualifications including high moral character and mature judgment. The Principles also specify that the Company shall maintain Audit, Executive Compensation and Nominations and Governance Committees which consist entirely of independent directors.

Board Independence

The Board annually reviews the independence of each director. The Board has affirmatively determined that all of the Company’s non-employee directors are “independent” as such term is defined in the applicable requirements of the SEC and Nasdaq (collectively, the “Applicable Rules”). Mr. Kummeth is not independent based on his service as the Company’s CEO and President. In making its independence determinations, the Board reviewed transactions and relationships between the director, or any member of his or her immediate family, and the Company and its subsidiaries based on information provided by the director, Company records and publicly available information.

Board Leadership Structure

Mr. Baumgartner, an independent director, serves as Chair of the Board. The Board has determined that dividing the roles of Chairman and CEO is currently the most effective leadership structure for the Company because of the differences between the two roles. The Board is responsible for setting the strategic direction for the Company. The Chairman of the Board sets the agenda for Board meetings and presides over meetings of the full Board and executive sessions of the independent directors. The CEO executes the Board’s direction and is responsible for the day-to-day leadership and performance of the Company. In addition, the independent directors of the Board meet in executive session without members of management present on a regularly scheduled basis.

The Board has determined that maintaining an independent Chair, along with the independence of a majority of directors, helps maintain the Board’s independent oversight of management and ensures that the appropriate level of independence is applied to all Board decisions. In addition, each of the four Board committees consists entirely of independent directors.

Risk Oversight

Risk assessment and oversight is an integral part of Board and Committee deliberations throughout the year. The Company’s Board administers its risk oversight function through its Committees, as described below, and directly with respect to all other risks, including strategic, technology, cybersecurity and operational risks. In performing their oversight responsibilities, the Board and Committees review policies and guidelines that senior management use to manage the Company’s exposure to material categories of risk. In addition, the Board and Committees review the performance and functioning of the Company’s overall risk management function and management’s establishment of appropriate systems for managing risk.

Each of the Board’s committees has risk oversight duties corresponding to its areas of responsibility, as described in its charter. The Audit Committee has oversight responsibility with respect to the Company’s financial risk assessment and financial risk management. The Audit Committee meets regularly with management and the Company’s independent auditors to review the Company’s risk exposures, the potential financial impact those risks may have on the Company, the steps management takes to address those risks, and how management monitors emerging risks. With respect to the Company’s compensation plans and programs, the Executive Compensation Committee structures such plans and programs to balance risk and reward, while mitigating the incentive for excessive risk

12	2019 Proxy Statement

taking by the Company’s executive officers and employees. The Nominations and Governance Committee oversees the management of risks associated with the composition and independence of the Company’s Board, as well as general corporate governance risks and policies and maintenance of the Code of Ethics and Business Conduct.

Corporate Governance -- Board Committees

The Board currently has four standing Committees: the Audit Committee, the Executive Compensation Committee, the Nominations and Governance Committee and the Science and Technology Committee. Each of these committees is governed by a written charter approved by the Board in compliance with the Applicable Rules. The charter of each committee requires an annual review by such committee. The charters are available on our website at http://www.bio-techne.com in the “Investor Relations” section under “Corporate Governance.”

Each member of our Audit, Nominations and Governance and Executive Compensation committees is independent, as determined by the Board, under the Applicable Rules. In addition, each member of the Audit Committee and the Executive Compensation Committee meets the additional independence standards for committee members under the Applicable Rules. The members of each standing committee are appointed by the Board each year for a term of one year and until their successors are elected, or until the earlier death or resignation or removal from the committee or the Board. In addition, the Board has, on occasion, established committees to deal with particular matters the Board believes appropriate to be addressed in that manner.

Audit Committee

The Audit Committee is responsible for the appointment, supervision and evaluation of the Company’s independent registered public accounting firm and for reviewing the Company’s internal audit procedures, the quarterly and annual financial statements of the Company and the results of the annual audit. The Audit Committee’s other responsibilities include approval of related party transactions, oversight of the Company’s cash investment policy and monitoring the Company’s financial fraud hotline and other compliance matters having financial impact. The Board has determined that, for FY 2019, Messrs. Baumgartner and Higgins are “audit committee financial experts” as such term is defined in the Applicable Rules.

Executive Compensation Committee

The Executive Compensation Committee determines base and incentive compensation for executive officers of the Company, establishes overall policies for executive compensation and reviews the performance of the executive officers. The Executive Compensation Committee works with Mr. Kummeth to establish compensation and performance goals for the other executive officers and, acting independently, establishes the compensation and performance goals for Mr. Kummeth. The Executive Compensation Committee also recommends to the Board and administers director compensation policies and practices.

Nominations and Governance Committee

The Nominations and Governance Committee recruits well-qualified candidates for the Board, selects persons to be proposed in the Company’s Proxy Statement for election as directors at annual meetings of shareholders, determines whether each member of the Board is independent under Applicable Rules, establishes governance standards and procedures to support and enhance the performance and accountability of management and the Board, considers the composition of the Board’s standing committees and recommends any changes, evaluates overall Board performance, assists committees with self-evaluations, and monitors emerging corporate governance trends. In fulfilling its responsibilities, the Nominations and Governance Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominations and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominations and Governance Committee through current members of the Board of Directors, professional search firms, shareholders or other persons and may be considered at any point during the year. Additional detail regarding the Nominations and Governance Committee’s process for identifying and evaluating candidates is described in the section below entitled “Director Qualifications, Diversity and Refreshment.”

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Science and Technology Committee

The Science and Technology Committee assists the Board in providing oversight of management's actions and judgments relating to the Company's research and development activities, including its strategies, objectives and priorities as they relate to the Company's current and planned R&D programs and technology initiatives. The Committee also assists the Board in evaluating the scientific elements of the Company's acquisitions and business development activities, and risks related to research and development. The Committee also reviews and advises the Board and management on the overall intellectual property strategy of the Company.

Corporate Governance – Meetings and Attendance

The Board met four times during FY 2019. Each director attended 100% of the Board meetings and meetings of the committees on which he or she served. Directors meet their responsibilities not only by attending Board and committee meetings but also by conducting business via written actions in lieu of meetings and otherwise communicating informally throughout the year on various Board and committee matters with executive management, advisors and others on matters affecting the Company. All directors attended the Annual Meeting of Shareholders in October 2018, which was held by teleconference as a virtual meeting.

The membership of each standing committee as of June 30, 2019 and the number of committee meetings held during FY 2019 are identified in the table below.

Director	Audit	Executive Compensation	Nominations & Governance	Science & Technology
Robert V. Baumgartner	X		Chair
John L. Higgins	Chair		X
Joseph Keegan, Ph.D.		X
Charles R. Kummeth
Roeland Nusse, Ph.D.*			X	Chair
Alpna Seth, Ph.D.			X	X
Randolph C. Steer, M.D., Ph.D.		Chair		X
Rupert Vessey, MA, BM BCh, FRCP, DPhi**
Harold J. Wiens	X	X
Number of meetings held during FY 2019	7	4	6	1

*	Dr. Nusse will not serve on the Nominations and Governance Committee following the Annual Meeting.

**	Dr. Vessey joined the Board at the end of fiscal year 2019; he will be appointed to the Science & Technology Committee effective immediately after the Annual Meeting.

Shareholder Engagement and Communications

The Company values the perspectives of its shareholders. Management meets frequently with key shareholders to discuss the Company’s financial performance and strategies. In addition, over the last several years the Company has carried out and expanded a shareholder engagement program to discuss governance matters with key shareholders, both proactively and in response to requests from shareholders.

Communications from shareholders are always welcome. Shareholders may communicate directly with the Board of Directors. All communications should be directed to the Corporate Secretary of the Company at 614 McKinley Place N.E., Minneapolis, MN 55413, and should prominently indicate on the outside of the envelope that such communication is intended for the Board of Directors, for non-management directors, or for a particular director. Unless other distribution is specified, the communication will be forwarded to the entire Board.

Director Qualifications, Diversity and Refreshment

The Nominations and Governance Committee periodically assesses the skills and experience needed of directors to properly oversee the short- and long-term interests of the Company. The Committee utilizes a variety of methods for identifying and evaluating candidates for director, with the ultimate goal of maintaining a well-rounded Board that functions collegially and independently. Candidates for the Board are considered and selected on the basis of the criteria set forth in our Principles of Corporate Governance, including outstanding achievement in their professional

14	2019 Proxy Statement

careers, experience, wisdom, personal and professional integrity, their ability to make independent, analytical inquiries, and their understanding of the business environment. Candidates must have the experience and skills necessary to understand the principal operational and functional objectives and plans of the Company, the results of operations and financial condition of the Company, and the position of the Company in its industry. Candidates must have a perspective that will enhance the Board’s strategic discussions and be capable of and committed to devoting adequate time to Board duties. With respect to incumbent directors, the Nominations and Governance Committee also considers past performance on the Board and contributions to the Company, in part through an annual assessment process.

While the Company does not have a formal diversity policy for board membership, the Company seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominations and Governance Committee considers, among other factors, diversity with respect to perspectives, backgrounds, skills and experience in its evaluation of candidates for board membership. Such diversity considerations are discussed by the Nominations and Governance Committee in connection with the general qualifications of each potential nominee. The Nominations and Governance Committee also appreciates and is taking into account recent shareholder feedback regarding the importance of board diversity. At the recommendation of the Nominations and Governance Committee, the Board recently amended its Principles of Corporate Governance to reflect that feedback and formalize the Company’s commitment to diversity in all respects, including specifically diversity of gender, ethnicity and race. In furtherance of this goal, the Company is committed to actively seeking out highly qualified diverse candidates (including women and minority candidates) to include in the pool from which Board nominees are chosen.

The Nominations and Governance Committee will apply the same criteria in evaluating candidates recommended by shareholders as is used for candidates recommended by other sources, which criteria are described above. Recommendations may be sent to the attention of the Nominations and Governance Committee at the Company’s address: 614 McKinley Place N.E., Minneapolis, MN 55413. Any such recommendations should provide whatever supporting material the shareholder considers appropriate, but should at a minimum include such background and biographical material as will enable the Nominations and Governance Committee to make an initial determination as to whether the nominee satisfies the criteria for directors set forth in our Principles of Corporate Governance. Shareholders who intend to nominate a candidate for election by the shareholders at the Annual Meeting (in cases where the Board does not intend to nominate the candidate or where the Nominations and Governance Committee was not requested to consider his or her candidacy) must comply with the procedures described under the section of this Proxy Statement entitled “Additional Corporate Governance Matters—Shareholder Proposals,” and with Bio-Techne’s bylaws.

As described in the first paragraph of “Item 2 Election of Directors,” above, three directors retired in FY 2017 and FY 2018 after meeting the retirement age as specified in our Principles of Corporate Governance. In 2017, Dr. Roger Lucas and Dr. Karen Holbrook retired and two new directors, Dr. Alpna Seth and Dr. Joseph Keegan, were nominated and elected with overwhelming support from shareholders at the 2017 Annual Meeting. In 2018, Dr. Charles Dinarello was not re-nominated and retired from the Board. The Board recently appointed Dr. Rupert Vessey to fill the vacancy left by Dr. Dinarello’s retirement, and Dr. Vessey is standing for election at the current Annual Meeting. Dr. Vessey was brought to the attention of the Nominations and Governance Committee as a candidate for nomination to the Board by a search firm retained by the Company. Reflecting recent shareholder input and the Company’s commitment to enhancing Board diversity, the Nominations and Governance Committee chose to conduct this search using a search firm. The Committee instructed the search firm to identify candidates with extensive science and business background, preferably in the diagnostics or pharmaceutical industries, and preferably with public company director or executive experience. The Committee further instructed the search firm to seek diverse candidates, particularly women, who would meet those qualifications. The search firm identified, and at the Committee’s direction pursued, a diverse group of potential candidates. Ultimately, Dr. Vessey was chosen as the most qualified candidate. A number of the qualified women identified chose not to continue to participate in the evaluation process.

Director Compensation

The Company believes that compensation for non-employee directors should be competitive and should encourage ownership of the Company’s stock. The Executive Compensation Committee periodically reviews the level and form of the Company’s director compensation and, if it deems appropriate, recommends to the Board changes in director compensation.

2019 Proxy Statement 15

Director Compensation for FY 2019

Each non-employee member of the Board received an annual retainer fee of $70,000. Additional cash compensation is paid for the following roles:

Board Chair – $50,000
Chair of Audit Committee – $25,000
Chair of Executive Compensation Committee – $17,500
Chairs of Nominations and Governance and Science and Technology Committee – $15,000

In addition, on an annual basis, each non-employee director received an equity grant valued at $185,000 that vests upon the sooner of the one-year anniversary of the date of grant or the next annual shareholder meeting. Equity grants are provided 50% in stock options, with an exercise price equal to the fair market value of Bio-Techne’s Common Stock on the grant date, and 50% in restricted stock.

Non-employee directors who join the Board other than by election at an annual meeting of shareholders receive a pro-rated equity grant based on the portion of the year served. Non-employee directors are also paid their reasonable expenses for attending Board and Committee meetings. Directors who are employees of the Company or its subsidiaries do not receive any compensation for service on the Board.

In 2019, the Executive Compensation Committee re-evaluated compensation for non-employee directors against those of directors in the same peer companies used for executive compensation. Based on that analysis, it recommended and the Board adopted a modest increase in director compensation effective after the 2019 Annual Shareholder Meeting, raising the annual retainer fee from $70,000 to $75,000. The annual grant of equity was increased from $185,000 to $200,000. These adjustments bring non-employee director compensation in line with the peer group of companies, especially considering the Company does not provide additional compensation for committee participation other than for service as committee chair. Compensation for the Board chair increased to $120,000 to be in line with peer companies. There were no other changes proposed or adopted.

Director Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for all directors and executive officers to better align their interests with other shareholders. Non-employee directors are required to own stock at least equivalent in value to three times their annual retainer fee within five years. Although they have five years from July 1, 2016 (or their appointment or election to the Board), all except the newest director, Dr. Vessey, met the requirements as of July 1, 2019.

Directors who are not employees of the Company were compensated for FY 2019 as follows:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
Robert V. Baumgartner	$132,500	$92,438	$92,489	$657	$317,427
Charles A. Dinarello, M.D.(5)	20,833	—	—	657	$20,833
John L. Higgins	92,500	92,438	92,489	657	$277,427
Joseph Keegan, Ph.D.	67,500	92,438	92,489	657	$252,427
Roeland Nusse, Ph.D.	82,500	92,438	92,489	657	$267,427
Alpna Seth, Ph.D.	67,500	92,438	92,489	657	$252,427
Randolph C Steer, M.D., Ph.D.	85,000	92,438	92,489	657	$269,927
Rupert Vessey, MA, BM BCh, FRCP, DPhi(6)	—	30,761	30,787	—	$61,548
Harold J. Wiens	67,500	92,438	92,489	657	$252,427

(1)

Amounts consist of annual director fees and chair fees for services as members of the Company's Board and its Committees. For further information concerning such fees, see the discussion above this table.

(2)

Amounts represent the total grant date fair value of equity-based compensation for 514 shares of restricted stock granted pursuant to the Company's Second Amended and Restated 2010 Equity Incentive Plan in FY 2019 at the grant date market value of $179.84 per share, in accordance with Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718. As of June 30, 2019, each non-employee director held

16	2019 Proxy Statement

514 unvested shares of restricted stock. Dr. Vessey was granted 147 shares of restricted stock granted on July 1, 2019, a prorated portion of the annual director grant for his period of service from his appointment to the date of the Annual Meeting. Dr. Vessey held no shares of unvested restricted stock as of June 30, 2019.

(3)

Amounts represent the total grant date fair value of equity-based compensation for 1,898 stock option awards granted pursuant to the Company's Second Amended and Restated 2010 Equity Incentive Plan in FY 2018, as calculated in accordance with the Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718. Assumptions used in the calculation of these amounts are described in Note 9 to the Company's audited financial statements for FY 2019, included in the Company's Annual Report on Form 10-K. Dr. Vessey was granted 588 stock options on July 1, 2019, a prorated portion of the annual director grant for his period of service from his appointment to the date of the Annual Meeting. As of June 30, 2019, the following non-employee directors held options to purchase the following number of shares of the Company's Common Stock: Mr. Baumgartner-31,268; Mr. Higgins-36,268; Dr. Keegan 5,023; Dr. Nusse-46,268; Dr. Seth-5,023; Dr. Steer-31,268; Dr. Vessey-0; and Mr. Wiens-19,268.

(4)	Amounts represent the total dollar value of dividends paid on restricted stock awards, as those amounts were not factored into the grant date fair value.

(5)	Dr. Dinarello retired from the Board following the 2018 Annual Meeting.

(6)	Served as a director for only the last few days of FY 2019, and therefore received pro-rated equity compensation as of July 1, 2019 and but no cash compensation for FY19.

Additional Governance Matters – Corporate Sustainability

We have built a creative, caring team of colleagues throughout the world who bring unique perspectives and talents in support of our strategic goals. We have grown from approximately 700 employees in 2013 to approximately 2,200 employees today, adding people both through organic growth and by acquisition. Ensuring that our employees -- both those who have been with us for years and those who recently joined Bio-Techne – share a common vision and set of values has been and will be critical to our success. One way we have achieved that is through implementation of a common set of four key EPIC values – Empowerment, Passion, Innovation and Collaboration. Employees’ dedication to these values are leading the Company to develop and launch innovative technologies that help our customers address some of society's most difficult challenges in the healthcare and life sciences fields.

We understand that delivering on our mission over the long term requires a focus on corporate sustainability, including environmental, social, and governance (“ESG”) considerations. Specifically, we focus on the following:

Quality Products	By providing high quality products to researchers and clinicians, we improve the lives of people across the globe while also providing for the future success of our business.
Employee Involvement	Our commitment to becoming an excellent workplace means investing in ongoing opportunities for employee development in a diverse and inclusive environment, and a focus on our EPIC values.
Environment	Through continuous improvement, we develop products that meet customer needs while furthering our objective to be an environmentally responsible business.
Community Involvement and Giving

Key to our mission and values is a philosophy of caring and supporting the communities in which we live and work. Through both corporate giving and the individual contributions of our employees, we seek to make a difference.

Responsible Business Conduct	We have implemented codes of conduct and other ESG standards and policies that apply both to our own activities and to those of our third-party suppliers.

2019 Proxy Statement 17

We have and will continue to invest in corporate sustainability measures and activities, as guided by and reported to the Board from time to time. For example, as described above, our focus on supporting employee development and building our EPIC culture is an ongoing initiative. Especially given our rapid growth, the Board believes building a common set of values and culture is vital to supporting our continued growth. We are also demonstrating environmental stewardship in numerous ways, as affirmed by our ongoing initiatives to obtain ISO 14001:2015 – Environmental Management certification at several sites, including our headquarters site in Minneapolis, Minnesota, where we did receive such certification in FY 2019. As we implement these measures, the Company will provide updates and additional information on our website at https://www.bio-techne.com/about/corporate-and-social-responsibility-bio-techne.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (“CD&A”), we provide an overview of our executive compensation philosophy and objectives as well as a description of the material components of our executive compensation program. This CD&A is intended to be read in conjunction with the tables which immediately follow this section, which provide further historical compensation information.

As of June 30, 2019, the following executive officers constituted our Named Executive Officers (collectively, our “NEOs”):

Name	Title
Charles Kummeth	President and Chief Executive Officer
James Hippel	Senior Vice President – Finance and Chief Financial Officer
David Eansor	President – Protein Sciences
Kim Kelderman	President – Diagnostics and Genomics
Brenda Furlow	Senior Vice President – General Counsel and Corporate Secretary

CD&A Reference Guide

Executive Summary	Section I
Compensation Philosophy and Objectives	Section II
Establishing Executive Compensation	Section III
Elements of Compensation	Section IV
Additional Compensation Practices and Policies	Section V

I.   Executive Summary

We continued to execute on our long-term growth strategy in FY 2019. Our CEO has led a strategy of growth through investments in the core business as well as through acquisitions that has led to another year of positive financial performance. The Company ended the year with 11% overall revenue growth and 10% organic revenue growth, with total revenues of $714 million for FY 2019. The Company continues to diversify in many adjacent life science areas that we expect will provide accelerated growth and stability for investors, including diagnostics and tools for use in therapeutics as well as research. Our acquisitions are fundamental to our growth plans and, we believe, enable us to meet or exceed our long-term strategic targets. At the same time, we continue to focus on operational productivity, managing costs and investing prudently. As a result, we were able to maintain margins in our core business and return approximately $48 million to our shareholders in the form of dividends this year. Our NEO compensation for FY 2019 reflects this continued strong performance.

2019 Proxy Statement 19

FY 2019: Incentive Payouts Reflect Continued Positive Performance

Our Executive Compensation Committee aligns pay with performance and strategic initiatives by tying a significant portion of awards to rigorous revenue- and earnings-based financial goals and by using both short- and long-term incentives. For FY 2019, given the results described above, the Committee approved annual cash incentive payouts that were above target for the CEO, CFO and General Counsel, reflecting our strong above-target results in Company-wide organic revenue and adjusted operating income. Similarly, one of our two other NEOs received above target annual incentives based on strong Company-wide and segment performance.

Annual cash awards for FY 2019 were paid out to NEOs at 96% to 172% of base salary based on the following FY 2019 performance:

•	$714.7 million of Consolidated Organic Revenue;

•	$277.7 million of Consolidated Adjusted Operating Income;

•	$168.8 million of Diagnostics and Genomics net sales and $547.0 million of Protein Sciences net sales; and

•	$38.8 million of Diagnostics and Genomics operating income and $245.7 million of Protein Sciences segment operating income.

•	Adjustment for acqusition-related goals (see page 27).

Cash bonus performance payouts are made based on growth of organic revenue and segment adjusted operating income. These amounts are reflected in the 2019 Summary Compensation Table. Consolidated and Segment organic revenue and adjusted operating income measures for cash bonus consideration exclude the impact of actual foreign currency translation compared to our plan, certain acquisitions and acquisition-related amortization, costs and expenses, non-recurring litigation expenses, stock-based compensation expense and other unusual items. For a comprehensive discussion of our financial results, please refer to our Annual Report on Form 10-K for FY 2019.

Longer Term: Incentive Pay Aligned with Performance

For the past four years, NEOs have also received performance-based equity awards (half the value in restricted stock units and half in stock options) that vest as follows (i) 50% on a three-year organic revenue goal and (ii) 50% on a three-year adjusted operating income goal. The three-year 100% cliff-based equity awards granted in FY 2017 vested in August 2019 based on performance in FY 2019. The targets set three years ago for these grants were as follows:

Metric	Threshold	Target	Maximum	Actual
Company-Wide Organic Revenue for FY 2019	$617.5M	$650.0M	$682.5M	$714.7M
Company-Wide Adjusted Operating Income for FY 2019	$236.5M	$248.9M	$261.3M	$277.7M

A similar structure was used for performance-based grants issued in FY 2018, 2019, and 2020 that will vest based on performance of the business in the third fiscal year after grant. The performance range for these open performance cycles will be disclosed once the performance period has concluded.

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How Our Pay Program Works

Our Executive Compensation Committee (the “Committee”) oversees our executive compensation program, which includes several compensation elements that have each been tailored to reward specific aspects of Company-wide and business line performance that the Board believes are central to delivering long-term stockholder value. Executive compensation packages are focused on our key business and performance objectives. In particular, we strive to align executive compensation with our key strategic objectives: building core products and innovation, geographic expansion, commercial execution, operational excellence and talent retention and recruitment.

Base Salary

Base salaries are set to be competitive in the marketplace. Base salaries are not automatically adjusted annually but instead are adjusted when the Committee judges that an increase is earned due to a change in an executive officer’s responsibilities, demonstrated performance or relevant market data.

Short-Term Incentives

The annual cash incentive award plan is based on achieving certain strategic goals for each executive which may be based on Company-wide and/or segment Organic Revenue and Adjusted Operating Income, depending on the responsibility and oversight of the executive.

Long-Term Incentives

Long-term equity awards incentivize executives to deliver long-term stockholder value, while also providing a retention vehicle for our executives.
The LTI mix is currently 50% time-based awards and 50% performance-vesting awards. LTI awards include stock options and RSUs.

Target Pay

We utilize the above-mentioned compensation elements to create executive compensation packages that are heavily weighted to variable, at-risk pay in order to align pay with performance. The Executive Compensation Committee does not have any formal policies for allocating total compensation among the various components. Instead, the Executive Compensation Committee uses its judgment, in consultation with its independent compensation consultant, to establish a mix of current, short-term and long-term incentive compensation, and cash and equity compensation for each Named Executive Officer. The balance between these components may change from year to year based on corporate strategy and objectives, among other considerations. For fiscal year 2019, our NEOs had the following target pay mix:

2019 Proxy Statement 21

Pay Aligned with Performance

As is demonstrated below, since Chuck Kummeth became the CEO in 2013, the Company has done exceptionally well. The pay packages focused on Company-wide and segment performance objectives, particularly in operating income and organic revenue, have driven strong growth and shareholder value. While pay has gone up, so too has total shareholder return.

Best Practices in Compensation Governance

The table below summarizes what we do and what we don’t do with respect to our compensation governance practices. We maintain these best practices to encourage actions that are in the long-term interests of our shareholders and the Company.

Pay for performance. Approximately 91% of CEO target total direct compensation was directly or indirectly tied to Company performance and approximately 74% of other NEOs’ target total direct compensation was directly or indirectly tied to Company performance.

Emphasize long-term performance. Approximately 70% of our NEOs’ target direct compensation is equity-based with multi-year vesting.
Minimum required vesting. We do not allow vesting of options, full-value or stock appreciation rights to occur in a period of less than one year, subject to certain exceptions.
Develop sound financial goals. Financial goals for incentive plans are based on targets that are challenging but achievable.
Use double-trigger vesting provisions. Vesting connected with a change in control requires qualifying termination of employment (“double-trigger” provision).

Impose stock ownership requirements. Align executives with shareholders by requiring the CEO to own stock valued at 3x his base salary and other executive officers to hold stock valued at 1x their base salaries.

No hedging or pledging. Directors and executive officers may not hedge Company securities and, subject to limited exceptions, may not pledge Company securities as collateral for any loan.
No repricing of stock options or stock appreciation rights. No re-pricing or exchange of stock options or stock appreciation rights without shareholder approval.
Mitigate undue risk. Annually review all incentive programs for material risk.
Independent Board Chair. Effective independent Board leadership and oversight of management.
Engage independent consultants. The Committee engages independent compensation and legal consultants.
Review tally sheets. Review of executive compensation program components includes potential severance and change in control payouts.
No golden parachute tax gross-ups. We do not enter into new agreements with executive officers providing for golden parachute tax gross-ups.

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Executive Compensation Initiatives to Align with Shareholders

We have made the following progressive changes to our executive compensation programs in order to accomplish the objectives of attracting and retaining highly qualified executives, tying pay to performance and Company strategy, aligning executives’ incentives with long-term shareholder interests, and encouraging internal pay equity:

•

In FY 2014, we engaged executive officers in the Company’s Short-Term Incentive Plan: cash incentives are earned if annual performance goals are achieved. We also granted Long-Term Equity Awards to executive officers: stock options vest over a four-year period to align the financial interest of executives with the financial interests of Company shareholders.

•

In FY 2015, we granted performance based equity awards to the Company’s CEO and CFO: equity incentives were earned if certain objectives were met. We also initiated Long-Term Performance Awards for the Company’s CEO: equity incentives are earned if performance goals are achieved over a three-year period.

•

In FY 2016, we expanded Long-Term Performance Awards to all executive officers: equity incentives will be earned if performance goals in critical measures of the business are achieved over a three-year period.

•

In FY 2017, we maintained a compensation structure for our executive officers that tied the majority of their compensation to a mix of long and short-term performance-based measures and, for the first time, measured adherence to recently adopted stock ownership guidelines for executives. We also provided additional disclosure of our compensation performance metrics and NEO achievement of such metrics to allow our shareholders to more fully understand our compensation practices.

•

In FY 2018, in response to a substantial engagement effort by directors with key shareholders, we provided significant additional disclosure around the decisions by the Executive Compensation Committee relating to targets for and achievement of long-term incentives, explanations for the selection of both long term and short-term incentive measures, and the linkage between executive pay and company performance. As a result of this enhanced disclosure and the Company’s continued financial achievements, the shareholders supported Say on Pay by approximately 98% at the 2018 Annual Shareholder Meeting.

•

In FY 2019, we maintained consistency in our compensation structure for our executive officers, including having more than 83% of their compensation based on Company financial performance to maintain alignment with shareholder interests.

II.   Compensation Philosophy and Objectives

The Committee reviews and approves each executive’s compensation annually and is responsible for assuring that compensation for the executive officers is consistent with the objectives of attracting and retaining highly qualified executives, tying pay to performance and Company strategy, aligning executives’ incentives with long-term shareholder interests, and encouraging internal pay equity. The Committee determines the appropriate level for each compensation component based on these overall compensation objectives. The Committee’s philosophy is to strive to provide market competitive compensation and emphasize at-risk cash bonus opportunities and equity compensation that reflect the Company’s performance goals and are commensurate with each executive’s scope of responsibility within the organization.

The target-setting process for our incentive plans is intended to align pay with performance and long-term shareholder interests. The Company’s business planning process and strategic direction is foundational to this effort. Bio-Techne’s business planning process is determined by the overall business environment, industry and competitive factors and our goals and strategies. The business planning process drives our annual operating plan as well as establishes our long-term financial, operational and strategic objectives.

Key Considerations in Development of Annual and Long-Term Goals
Business Environment		Competitive Factors		Company-Specific Factors
•	Market Outlook	•	Industry Trends	•	Historical Trends
•	International Trends	•	Competitive Landscape	•	Historical Performance
•	Analyst Expectations	•	Market Growth	•	Strategic Initiatives
•	Tax Policy			•	Capital Deployment Opportunities
				•	Recent Capital Deployment Decisions

2019 Proxy Statement 23

The Committee reviews and oversees the development and implementation of compensation programs that are aligned with Bio-Techne’s business strategy. The financial performance goals approved by the Committee for the annual and long-term incentive plans are informed by the annual operating plan and Bio-Techne’s long-term strategy.

III.   Our Process for Establishing Executive Compensation

Responsibility of the Executive Compensation Committee

The Executive Compensation Committee of the Board of Directors is responsible for establishing the compensation programs of the Company’s CEO and other NEOs. The Committee participates in the consideration of employment of prospective executive officers of the Company. The Committee also administers the Company’s equity-based and performance-based compensation plans, including plans under which restricted stock and options are awarded. Accordingly, it is responsible for reviewing cash and equity incentives payable to executives and has the authority to grant restricted shares of Company Common Stock and options to purchase shares of the Company’s Common Stock to all participants under the Company’s equity award plans, and to determine all terms and conditions of such awards.

Role of the Chief Executive Officer in Compensation Decisions

The Committee annually assesses the base compensation and the potential compensation that the named executive officers will be eligible to earn by achieving the Company’s financial targets. As part of this assessment, the CEO makes recommendations to the Committee regarding the base compensation and target incentive amounts for the executive officers that report to him. Such recommendations take into account internal pay equity, position within an internal compensation range, changes in responsibilities, compensation levels for similar positions that considers industry and location and other factors the CEO considers important in establishing competitive compensation for the executives that report to him. Among these other factors is a philosophy that there should be a reasonable relationship between executive salaries and the average employee or mid-level manager salaries within an organization; executive bonuses should be based on performance; and long-term incentives should primarily be equity-based arrangements that are tied to long-term improvements in financial results and other factors that lead to appreciation in the Company’s stock price.

The Committee discusses the CEO’s recommendations and accepts or adjusts them, in whole or in part, based on its own assessment of company strategic goals, executive responsibilities, internal pay equity and its independent review of local comparative data for all industries. The executive officers are not present during the Committee’s final discussion and determination of the type and amount of compensation to be paid.

Role of Consultants

The Committee has retained Aon as its independent outside compensation consultant since 2013 to assist with setting executive compensation. The Committee has sole authority to retain or replace such independent compensation consultants. The Committee annually evaluates the independent compensation consultant’s independence and performance under the applicable Nasdaq listing standards. The Committee believes that working with an independent compensation consultant furthers the Company’s objectives to recruit and retain qualified executives, align their interests with those of shareholders and ensure that their compensation packages will appropriately motivate and reward ongoing achievement of business goals.

In FY 2019, the Committee determined that Aon continued to be independent under applicable Nasdaq listing standards and retained them to advise the Committee with respect to compensation of the CEO and other executive officers. In that capacity, Aon provided the Committee with a peer group analysis and assisted the Committee in structuring the compensation program for the CEO and other executive officers. Aon did not provide any additional services to the Company during FY 2019.

Use of Peer Group

The Committee refers to a comparative group of life sciences companies when evaluating executive compensation. Although it is not possible to compile a peer group of companies that directly compete with the Company, the companies identified for inclusion in the comparative group operate in the same general industry as the Company, and the Committee believes that such companies compete for a similar pool of executive talent. Furthermore, the peer companies are strategically aligned with the goals of the Company and are similar to the Company with regard

24	2019 Proxy Statement

to EBITDA, market capitalization, and revenue. The Executive Compensation Committee believes that using EBITDA and market cap in addition to revenue is beneficial because these metrics directly relate to the creation of shareholder value and provide a more appropriate measure of the Company’s place in the market than revenue alone.

The Committee uses our compensation peer group as one data point when setting executive pay packages. Although useful as a reference, the Committee does not target any percentile within this peer group as a specific objective. Instead, our compensation decisions are based on the full consideration of many factors, including, but not limited to individual and company performance, market data, internal equity, experience, strategic needs, responsibilities, and the portion of long-term incentive compensation allocated to performance-based versus time-based awards. As a result of evaluating compensation based on the criteria described above, total target compensation for our NEOs may in certain circumstances be above or below the median levels of the peer group.

In advance of setting FY 2019 compensation opportunities for the NEOs, the Executive Compensation Committee, with the assistance of Aon, reviewed the peer group to ensure the constituents remained reasonable for pay and performance comparisons. Based on the review, a small modification was made to the peer group to reflect acquisition activity. Accordingly, the FY 2019 peer group was modified as follows: (i) The Medicines Company was removed from the peer group and (ii) Integra LifeSciences Holding Corporation was added to the peer group.

At the time the peer group was confirmed, the peer group had the following median statistics:

•	Revenues of $904 million, based on the trailing four quarters; Bio-Techne’s revenues were positioned at the 24th percentile of the peer group;
•	Net Income of $158 million, based on the trailing four quarters; Bio-Techne’s Net Income was positioned at the 49th percentile of the peer group; and
•	Market capitalization of $5.3 billion; Bio-Techne’s market capitalization was positioned at the 51th percentile of the peer group.

For compensation decisions for fiscal year 2019, the following companies were selected as our peer group:

ABIOMED, Inc.	Align Technology, Inc.	Alkermes plc	Bio-Rad Laboratories, Inc.
Globus Medical, Inc.	Haemonetics Corporation	Insulet Corporation	Integra LifeSciences Holdings Corp
Luminex Corporation	Masimo Corporation	Myriad Genetics, Inc.	NuVasive, Inc.
PerkinElmer, Inc.	QIAGEN N.V.	Seattle Genetics, Inc.

IV.   Elements of the 2019 Compensation Program

The Company’s executive compensation program consists of base salaries, annual cash performance bonuses, long-term equity awards and various benefits, including the Company’s Profit Sharing and Savings Plan, in which all qualified employees of the Company participate.

Pay Element	Alignment with Shareholder Value Creation
Base Salary	•	Attracts and retains high-performing executives by providing market-competitive fixed pay
Annual Cash Incentive	•	Drives Company-wide and segment performance
	•	Focuses efforts on growing revenue and earnings and achieving strategic business goals
Long-Term Equity Awards	•	Aligns executives’ interests with those of shareholders
	•	Motivates executives to deliver sustained long-term growth to the business and to the Company’s share price
	•	Retains high-performing executives by providing a meaningful incentive to stay with the Company
Other Compensation and Benefits	•	Attracts and retains high-performing executives by offering competitive benefits

2019 Proxy Statement 25

Base Salary

Base salary is the only fixed component of our executive officers’ total cash compensation, and provides competitive pay to attract and retain our talented executives. Annual salary decisions are made in recognition of competitive data as well as the skills and experience each individual brings to the Company, the length of time with the Company and the performance contributions each makes. Base salary changes in 2019 were primarily the result of changes to peer company comensation.

Our NEOs received the following base salaries for fiscal year 2019:

Named Executive Officer	2018	2019	% Change
Charles Kummeth	$911,000	$957,000	5.0%
James Hippel	$476,100	$514,188	8.0%
David Eansor	$455,000	$501,380	10.2%
Kim Kelderman*	$435,000	$452,400	4.0%
Brenda Furlow	$385,000	$431,400	12.1%

*	2018 base salary was paid pro rata based on an April 30, 2018 appointment date.

Annual Cash Incentives

Executives are eligible to receive cash performance bonuses under the Company’s Short-Term Incentive Plan if predetermined, objective goals are achieved. Challenging goals are set each year to incentivize each executive to focus attention on strategically important goals. Executives may earn between zero and 200% of their target bonus opportunities.

FY 2019 Performance Metrics

For FY 2019, annual cash incentive awards were based upon the Company’s consolidated adjusted operating income results, consolidated organic revenue results, and, with respect to the presidents who lead our reporting segments, FY 2019 adjusted operating income and organic revenue results for their respective segments. Targets for each of these metrics were set to align with the Company’s strategic objectives of strengthening core products, expanding geographically, and committing to commercial execution and operational excellence. In addition, setting clear goals and rewarding achievement promotes the Company’s strategic objective of talent retention and recruitment. Overall achievement is calculated for each executive by determining the weighted average of performance based on adjusted operating income results and organic revenue results within each applicable category.

Our NEOs in FY 2019 had the following weighting to their respective annual incentives based on Company-wide performance goals, segment performance goals, and goals related to the performance of Quad Technologies and Exosome Diagnostics (the “Acquisition Goals”), which were acquired in the first quarter of FY 2019:

	Company-Wide Goals		Segment Goals		Acquisition Goals
Executive	Adjusted Operating Income	Organic Revenue	Adjusted Operating Income	Organic Revenue	Adjusted Operating Income	Organic Revenue
Charles Kummeth	45%	45%	0%	0%	5%	5%
James Hippel	45%	45%	0%	0%	5%	5%
David Eansor	22.5%	22.5%	22.5%	22.5%	5%	5%
Kim Kelderman	22.5%	22.5%	22.5%	22.5%	5%	5%
Brenda Furlow	45%	45%	0%	0%	5%	5%

*

Adjusted operating income and organic revenue for these purposes exclude the impact of foreign currency translation, certain acquisitions and acquisition-related amortization, costs and expenses, stock-based compensation expense, non-recurring litigation expenses and other unusual items in the discretion of the Committee.

**	To calculate the payout for each executive, the percentage of the bonus for each metric is calculated and the resulting percentages are averaged to determine the applicable blended percentage rate.

26	2019 Proxy Statement

The range of eligible payouts for FY 2019 at threshold, target, and maximum performance was based on a percentage of each NEO’s salary, as follows:

	Revenue Goals		Operating Income Goals
Performance Level	Performance Achievement (% of performance target)	Payout Range (% of Target award opportunity)	Performance Achievement (% of performance target)	Payout Range (% of Target award opportunity)
Threshold	97%	50%	95%	50%
Target	100%	100%	100%	100%
Maximum	103%	200%	105%	200%

The Committee retains the discretion to determine the bonus amounts and criteria for any new participants and to adjust them from time to time, including adjusting bonus payouts to reflect unexpected circumstances that were not taken into account when bonus targets were set.

A participant must be employed on the last day of the fiscal year to receive any portion of the annual cash incentive payment she or he earns. If the person resigns for any reason before the end of the fiscal year, he or she will forfeit the entire bonus.

FY 2019 Performance Goals and Achievement

In August 2019, the Committee evaluated FY 2019 actual performance against the pre-established performance metrics and determined that the performance objectives were met as follows:

	Performance Goals						2019 Achievement
Metric	Threshold		Target		Maximum		Actual	As a % of Target
Company-Wide Adjusted Operating Income	$251.0M		$264.2M		$277.4M		$277.7M	105%
Company-Wide Organic Revenue	$684.6M		$705.7M		$726.9M		$714.7M	101%
Diagnostics and Genomics Segment Adjusted Operating Income	$39.1M		$41.2M		$43.2M		$36.8M	94%
Diagnostics and Genomics Segment Organic Revenue	$174.4M		$179.8M		$185.2M		$168.1M	94%
Protein Sciences Segment Adjusted Operating Income	$218.4M		$229.9M		$241.4M		$245.7M	107%
Protein Sciences Segment Organic Revenue	$510.8M		$526.6M		$542.4M		$547.0M	104%
Acquisitions Adjusted Operating Income*	$(17.2M	)	$(18.1M	)	$(19.0M	)	n/a	n/a
Acquisitions Organic Revenue*	$28.9M		$29.8M		$30.7M		n/a	n/a

*

The Executive Compensation Committee approved payment of incentives based on acquisition adjusted operating income and organic revenue at 50% (midpoint between threshold and target) based on certain factors that affected the timing of revenue recognition and operating income that were outside of the control of the executives.

2019 Proxy Statement 27

FY 2019 Actual Earned Incentives

Based on the Committee’s evaluation of FY 2019 performance against the applicable performance metrics, as outlined in the previous table, payouts under the Short-Term Incentive Plan for FY 2019 for our NEOs were as follows:

		FY 2019 Opportunity		Actual
Executive	2019 Base Salary	Target Annual Incentives (as % of base salary)	Target Annual Incentives ($)	2019 Earned Award*	As a % of Target
Charles Kummeth	$957,000	125%	$1,196,250	$1,903,727	159%
James Hippel	$514,188	75%	$385,641	$613,567	159%
David Eansor	$501,380	70%	$350,966	$603,843	172%
Kim Kelderman**	$452,400	70%	$316,680	$304,796	96%
Brenda Furlow	$431,400	50%	$215,700	$343,186	159%

*

The Executive Compensation Committee approved payment of incentives based on acquisition adjusted operating income and organic revenue at 50% (midpoint between threshold and target) based on certain factors that affected the timing of revenue recognition and operating income that were outside of the control of the executives.

**

In light of his evolving role within the operating segment, the Executive Compensation Committee approved payment of incentives for Mr. Kelderman in relation to strong divisional EBITDA performance within the segment. In future years, Mr. Kelderman will be compensated based on full segment performance.

Long-Term Incentive Compensation

Long-term incentive compensation is a critical component of our executive compensation program. This element of compensation serves to align our executives’ financial interests with sustained shareholder value creation and long-term Company financial results. It also functions as an important retention tool and facilitates the positioning of our NEOs’ total pay within the range of the competitive median of our compensation peer group.

FY 2019 Grants

In FY 2019, long-term incentive awards were granted to all NEOs, including our CEO, in the first quarter of the fiscal year. The following table sets forth the target value of the long-term incentive awards granted to our NEOs in FY 2019. Additional detail with respect to each award granted is provided below.

	Stock Options*		Restricted Stock Units*
Executive	Time-based	Performance- vesting	Time-based	Performance- vesting**
Charles Kummeth	$2,000,000	$2,000,000	$2,000,000	$2,000,000
James Hippel	$800,000	$400,000	—	$400,000
David Eansor	$600,000	$300,000	—	$300,000
Kim Kelderman	$400,000	$200,000	—	$200,000
Brenda Furlow	$325,000	$162,500	—	$162,500

*

Amounts shown above represent the total grant date fair value of equity-based compensation, and for the performance-based grants, assumes target. The fair value of equity awards is determined pursuant to the Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718. Assumptions used in the calculation of the fair value are described in Note 9 to the Company's audited financial statements for FY 2019, included in the Company's Annual Report on Form 10-K.

**

Cash performance units were also granted solely to compensate executives for dividends that may be granted to shareholders but that are not paid for unvested restricted stock units during the three-year vesting period.

28	2019 Proxy Statement

Stock Options

The Company makes annual stock option grants to executives in order to align the interests of executives with those of shareholders. Executives recognize value only if the market value of the Company’s stock appreciates over time. The Company’s time-vesting stock option grants generally vest 25% on each of the first four anniversaries of the grant date and have a seven-year term. The Committee determines the appropriate stock option award value by considering how the value of equity awards will impact each NEO’s total direct compensation as well as the balance between annual and long-term compensation, fixed and at-risk compensation, the Company’s strategic and operational objectives, the responsibilities and performance of the NEOs, internal equity, the grants made by companies in our compensation peer group and other factors the Committee deems relevant.

Restricted Stock

Bio-Techne’s CEO also receives time-vested restricted stock awards that generally vest over a three-year period. These awards are intended to further align the CEO’s interests with those of shareholders and to provide competitive total compensation to the CEO. The Committee determines the appropriate number of restricted stock awards by considering the CEO’s total direct compensation as well as the balance between annual and long-term compensation, fixed and at-risk compensation, the Company’s strategic and operational objectives, the CEO’s performance, the grants made by companies in our compensation peer group and other factors the Committee deems relevant.

Performance-vesting Stock Options and RSUs

FY 2019 Performance Metrics for LTIP Awards. Under the Long-Term Incentive Plan for FY 2019, the Committee approved grants of stock options and restricted stock units (as well as cash performance units to compensate for dividends that would not be received during the vesting period for those restricted stock units) to all executives. These grants have a three-year cliff vesting schedule and therefore vest following the Company’s 2022 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and consolidated organic revenue goals for FY 2022. These targets promote long-term achievement of the Company’s strategic objectives.

•	Company-Wide Adjusted Operating Income. Operating income is an important driver of share price valuation and shareholder expectations. It determines 50% of the awards for our NEOs.

•	Company-Wide Organic Revenue. Revenue growth is the best long-term driver of consistent cash generation. It determines 50% of the awards for our NEOs.

The following table sets forth the threshold, target, and maximum potential payouts to our NEOs under the performance-vested equity for FY 2019:

	Stock Options			Restricted Stock Units*
Executive	Threshold	Target	Maximum	Threshold	Target	Maximum
Charles Kummeth	$1,000,000	$2,000,000	$3,000,000	$1,000,000	$2,000,000	$3,000,000
James Hippel	$200,000	$400,000	$600,000	$200,000	$400,000	$600,000
David Eansor	$150,000	$300,000	$450,000	$150,000	$300,000	$450,000
Kim Kelderman	$100,000	$200,000	$300,000	$100,000	$200,000	$300,000
Brenda Furlow	$81,250	$162,500	$243,750	$81,250	$162,500	$243,750

*

Executives also received cash performance unit grants to compensate for dividends that may be paid to shareholders during the three-year vesting period, in the following amounts at Threshold, Target and Maximum, respectively: Kummeth — $23,685, $47,370, and $71,055; Hippel — $4,736, $9,472, and $14,208; Eansor — $3,552, $7,103, and $9,131; Kelderman — $2,367, $4,735, and $7,102; Furlow — $1,923, $3,847, and $5,770.

Awards will vest on a linear scale depending on the level of performance between threshold and maximum levels. Adjusted operating income and organic revenue exclude the impact of foreign currency translation, acquisitions and acquisition-related amortization, costs and expenses, non-recurring litigation expenses and other unusual items.

2019 Proxy Statement 29

V.   Compensation Policies and Practices

Clawback Provisions

Our employment agreements with our NEOs provide that we will recoup incentive compensation paid to our NEOs to the extent required by any law, government regulation, stock exchange listing requirement, or Company policy promulgated under such standards.

Executive Stock Ownership Guidelines

Effective July 2016, we implemented stock ownership guidelines applicable to all NEOs. The guidelines are determined in comparison to base salary as follows:

Named Executive Officer	Applicable Multiple
President and CEO	3x base salary
Other executive officers	1x base salary

The guidelines are met based on the value of an NEO’s directly owned or beneficially owned stock plus the value of restricted stock or restricted stock units that are issued and outstanding, whether or not vested. NEOs must meet the guideline within five years of becoming subject to the guidelines and must meet the guidelines at all times following such date.

Although all of our current NEOs have until July 1, 2021 to meet the guidelines, all of the NEOs already meet the guidelines.

Succession Planning

The Committee maintains a succession plan for the Company’s executive officers that is reviewed by the full Board of Directors on a periodic basis. As part of its role in succession planning, the Board periodically reviews with the CEO the performance of the CEO’s direct reports. The Board also receives formal reports from such individuals and is given the opportunity to interact with such individuals in social settings.

Accounting and Tax Treatment

The Company accounts for equity-based compensation paid to employees under FASB ASC Topic 718, which requires the Company to estimate and record an expense over the service period of an option award. Thus, the Company may record an expense in one year for awards granted in earlier years. Accounting rules also require the recording of cash compensation as an expense at the time the obligation is accrued.

The Executive Compensation Committee considers the deductibility of executive compensation under Section 162(m) of the Code in designing, establishing and implementing our executive compensation policies and practices. Section 162(m) generally prohibits us from deducting any compensation over $1 million per taxable year paid to certain of our named executive officers. The Tax Cuts and Jobs Act (the “Tax Act”) among other changes, repealed the exception from the deduction limit under Section 162(m) for performance-based compensation effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that are not materially modified after that date. Section 162(m) and the deduction of performance-based compensation remained in effect for our FY 2019, but will not apply in future fiscal years.

While the Executive Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

In addition to considering the tax consequences, the Committee considers the accounting consequences of its decisions, including the impact of expenses being recognized in connection with equity-based awards, in determining the size and form of different equity-based awards.

30	2019 Proxy Statement

Executive Compensation Committee Report on Executive Compensation

The Executive Compensation Committee of the Board of Directors (the “Committee”) is responsible for reviewing and approving total compensation programs and levels for the Company’s executive officers, including the NEOs. The Committee’s responsibilities are specified in the Executive Compensation Committee Charter.

The Committee reviewed and discussed the Compensation Discussion and Analysis above with management. Based on the Committee’s review and its discussions with management, the Committee approved the inclusion of the Compensation Discussion and Analysis in the Company’s Proxy Statement for the 2019 Annual Meeting.

Randolph C. Steer, M.D., Ph.D. (Chair)
Harold Wiens
Joseph Keegan, Ph.D.
Members of the Executive Compensation Committee

2019 Proxy Statement 31

2019 Summary Compensation Table

The NEOs received compensation for the fiscal years ended June 30, 2019, 2018 and 2017 as set forth in the chart below.

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Stock Awards(2)		Option Awards(2)		Non-Equity Incentive Plan Compensation(3)		All Other Compensation		Total
Charles Kummeth,	2019	$957,000	—	$3,999,925	(4)	$4,000,343	(5)	$2,008,183	(6)	$45,688	(7)	$11,011,138
President and CEO	2018	911,000	—	3,550,008	(4)	3,550,081	(5)	1,610,925		42,860		9,664,874
	2017	880,000	—	3,550,140	(4)	3,549,359	(5)	1,053,594		43,798		9,076,890
James Hippel,	2019	514,188	—	399,916	(8)	1,200,090	(9)	634,254	(10)	9,342	(11)	2,757,790
Senior Vice President of	2018	476,100	—	370,000	(8)	1,110,007	(9)	483,485		9,295		2,448,887
Finance and CFO	2017	460,000	—	349,988	(8)	1,049,814	(9)	356,310		10,660		2,226,773
David Eansor,	2019	501,380	—	299,907	(12)	900,053	(13)	613,448	(14)	8,250	(15)	2,323,038
Senior Vice President-	2018	455,000	—	181,248	(12)	543,753	(13)	403,181		8,100		1,591,282
Biotechnology	2017	430,000	—	162,522	(12)	487,412	(13)	256,210		11,061		1,347,206
Kim Kelderman,	2019	452,400	—	199,899	(17)	600,028	(18)	304,796	(19)	8,250	(20)	1,565,373
President, Diagnostics and	2018	72,500	—	753,900	(17)	301,603	(18)	36,250		1,004		1,165,256
Genomics(16)	—
Brenda Furlow,	2019	431,400	—	162,425	(21)	487,254	(22)	350,574	(23)	8,250	(24)	1,440,173
Senior Vice President –	2018	385,000	—	143,731	(21)	431,239	(22)	250,132		8,100		1,218,802
General Counsel	2017	350,000	—	125,001	(21)	374,931	(22)	166,834		7,950		1,024,716

(1)	Includes amounts deferred under the Company's Profit Sharing and Savings Plan, a qualified deferred compensation plan under Section 401(10) of the Internal Revenue Code.

(2)

Amounts shown above represent the total grant date fair value of equity-based compensation based on the estimated probable outcome of the performance based-objectives applicable to such awards on the grant date and excluding the effect of estimated forfeitures. The fair value of equity awards is determined pursuant to the Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718. Assumptions used in the calculation of the fair value are described in Note 10 to the Company's audited financial statements for FY 2019, included in the Company's Annual Report on Form 10-K.

(3)	Represents cash bonuses earned under the Company's incentive plans in effect for the applicable year, which are determined and paid in the subsequent fiscal year.

(4)

For 2019, represents 11,279 shares of time-vested restricted stock granted on August 8, 2018 plus performance based restricted stock units also granted on August 8, 2018. The value of the 2019 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $2,999,900. For 2018, represents 14,194 shares of time-vested restricted stock granted on October 26, 2017 plus performance based restricted stock units also granted on October 26, 2017. The value of the 2018 performance-based award at the grant date assuming the highest level of performance conditions will be achieved is $2,662,500. For 2017, represents 16,653 shares of time-vested restricted stock granted on August 18, 2016 plus performance based restricted stock units also granted on August 18, 2016. The value of the 2017 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $2,662,500.

(5)

For 2019, includes a time-vested option to purchase 60,222 shares of Common Stock issued on August 8, 2018, plus a performance-vested option also granted on August 8, 2018. The value of the 2019 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $3,000,274. For 2018, includes a time-vested option to purchase 78,228 shares of Common Stock issued on October 26, 2018, plus a performance-vested option also granted on October 26, 2017. The value of the 2018 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $2,662,500. For 2017, includes a time-vested option to purchase 102,779 shares of Common Stock issued on August 18, 2016, plus a performance vested option also granted on August 18, 2016. The value of the 2017 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $2,662,500.

32	2019 Proxy Statement

(6)

Includes cash bonus of $1,903,272 earned under the Company’s short-term incentive plan in effect for the applicable year, and a cash performance unit payment of $104,911 vested based on actual performance achieved under the 2017 performance-based award.

(7)

Includes $8,250 for 401k match, $3,022 for a supplemental life and disability insurance policy ($2,007 to cover the cost of the premium and $1,015 as a tax reimbursement related to payment for the premium), and $35,431 in dividends paid on unvested restricted stock, which amount was not factored into the grant date fair value of such awards.

(8)

For 2019, represents shares of performance based restricted stock units also granted on August 8, 2019. The value of the 2019 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $599,874. For 2018, represents shares of performance based restricted stock units granted on October 26, 2017. The value of the 2018 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $555,000. For 2017, represents shares of performance based restricted stock units granted on August 18, 2016. The value of the 2017 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $525,000.

(9)

For 2019, includes a time-vested option to purchase 24,089 shares of Common Stock issued on August 8, 2018, plus a performance-vested option also granted on Oct0ber 29, 2018. The value of the 2019 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $600,082. For 2018, includes a time-vested option to purchase 32,613 shares of Common Stock issued on October 26, 2017, plus a performance vested option also granted on October 26, 2017. The value of the 2018 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $555,000. For 2017, includes a time-vested option to purchase 40,533 shares of Common Stock issued on August 18, 2016, plus a performance vested option also granted on August 18, 2016. The value of the 2017 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $525,000.

(10)

Includes cash bonus of $613,567 earned under the Company’s short-term incentive plan in effect for the applicable year, and a cash performance unit payment of $20,687 vested based on actual performance achieved under the 2017 performance-based award.

(11)

Includes $8,250 for 401k match and $1,092 for a supplemental life and disability insurance policy ($725 to cover the cost of the premium and $367 as a tax reimbursement related to payment for the premium).

(12)

For 2019, represents shares of performance based restricted stock units granted on August 8, 2018. The value of the 2019 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $449,861. For 2018, represents shares of performance based restricted stock units granted on October 26, 2017. The value of the 2018 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $271,875. For 2017, represents shares of performance based restricted stock units granted on August 18, 2016. The value of the 2017 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $243,750.

(13)

For 2019, includes a time-vested option to purchase 18,066 shares of Common Stock issued on August 8, 2018, plus a performance bested option also granted on August 8, 2018. The value of the 2018 performance-based award at the grant date assuming that the highest level of performance condition will be achieved is $450,038. For 2018, includes a time-vested option to purchase 15,976 shares of Common Stock issued on October 26, 2017, plus a performance bested option also granted on October 26, 2017. The value of the 2018 performance-based award at the grant date assuming that the highest level of performance condition will be achieved is $271,875. For 2017, includes a time-vested option to purchase 18,819 shares of Common Stock issued on August 18, 2016, plus a performance bested option also granted on August 18, 2016. The value of the 2017 performance-based award at the grant date assuming that the highest level of performance condition will be achieved is $243,750.

(14)

Includes cash bonus of $603,843 earned under the Company’s short-term incentive plan in effect for the applicable year, and a cash performance unit payment of $9,605 vested based on actual performance achieved under the 2017 performance-based award.

(15)	401k match.

2019 Proxy Statement 33

(16)	Mr. Kelderman joined the Company and was appointed to the position of President, Diagnostics and Genomics on April 30, 2018.

(17)

For 2019, represents shares of performance based restricted stock units granted on August 8, 2018. The value of the 2019 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $299,848. For 2018, represents shares of time vested restricted stock units granted on May 1, 2018.

(18)

For 2019, includes a time-vested option to purchase 12,044 shares of Common Stock issued on August 8, 2018, plus a performance bested option also granted on August 8, 2018. The value of the 2018 performance-based award at the grant date assuming that the highest level of performance condition will be achieved is $300,014. For 2018, includes time vested options to purchase 10,000 shares of Common Stock issued on May 1, 2018.

(19)	Includes cash bonus of $304,796 earned under the Company’s short-term incentive plan in effect for the applicable year.

(20)	401k match.

(21)

For 2019, represents shares of performance based restricted stock units granted on August 8, 2018. The value of the 2019 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $243,638. For 2018, represents shares of performance based restricted stock units granted on October 26, 2017. The value of the 2018 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $215,625. For 2017, represents shares of performance based restricted stock units granted on August 18, 2016. The value of the 2017 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $187,500.

(22)

For 2019, includes a time-vested option to purchase 9,786 shares of Common Stock issued on August 8, 2018, plus a performance bested option also granted on August 8, 2018. The value of the 2019 performance based award at the grant date assuming that the highest level of performance condition will be achieved is $243,751. For 2018, includes a time-vested option to purchase 12,670 shares of Common Stock issued on October 26, 2017, plus a performance bested option also granted on October 26, 2017. The value of the 2018 performance based award at the grant date assuming that the highest level of performance condition will be achieved is $215,625. For 2017, includes a time-vested option to purchase 14,476 shares of Common Stock issued on August 18, 2016, plus a performance vested option also granted on August 18, 2016. The value of the 2017 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $187,500.

(23)

Includes cash bonus of $343,186 earned under the Company’s short-term incentive plan in effect for the applicable year, and a cash performance unit payment of $7,388 vested based on actual performance achieved under the 2017 performance-based award.

(24)	401k match.

34	2019 Proxy Statement

2019 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the named executive officers granted in FY 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of	All Other Options Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares(3) (#)	Options(4) (#)	(per share) ($)	Awards(5) ($)
		$598,125	$1,196,250	$2,392,500	—	—	—	—	—	—	—
		23,685	47,370	71,055	—	—	—	—	—	—	—
Charles	8/8/2018	—	—	—	5,639	11,279	16,918	—	—	—	2,999,900
Kummeth	8/8/2018	—	—	—	30,111	60,222	90,334	—	—	177.32	3,000,274
	8/8/2018	—	—	—	—	—	—	—	60,222	177.32	1,999,972
	8/8/2018	—	—	—	—	—	—	11,279	—	—	1,999,992
		192,821	385,641	771,282	—	—	—	—	—	—	—
		4,736	9,472	14,208	—	—	—	—	—	—	—
James	8/8/2018	—	—	—	1,127	2,255	3,383	—	—	—	599,873
Hippel	8/8/2018	—	—	—	6,022	12,044	18,066	—	—	177.32	600,071
	8/8/2018	—	—	—	—	—	—	—	24,089	177.32	799,995
		175,483	350,966	701,932	—	—	—	—	—	—	—
		3,551	7,103	10,655	—	—	—	—	—	—	—
David	8/8/2018	—	—	—	845	1,691	2,537	—	—	—	449,861
Eansor	8/8/2018	—	—	—	4,516	9,033	13,550	—	—	177.32	450,038
	8/8/2018	—	—	—	—	—	—	—	18,066	177.32	598,345
		158,340	316,680	633,360	—	—	—	—	—	—	—
		2,367	4,735	7,102	—	—	—	—	—	—	—
Kim	8/8/2018	—	—	—	563	1,127	1,691	—	—	—	299,848
Kelderman	8/8/2018	—	—	—	3,011	6,022	9,033	—	—	177.32	300,014
	8/8/2018	—	—	—	—	—	—	—	12,044	177.32	398,897
		107,850	215,700	431,400	—	—	—	—	—	—	—
		1,923	3,847	5,770	—	—	—	—	—	—	—
Brenda	8/8/2018	—	—	—	458	916	1,374	—	—	—	243,638
Furlow	8/8/2018	—	—	—	2,446	4,893	7,339	—	—	177.32	243,751
	8/8/2018	—	—	—	—	—	—	—	9,786	177.32	324,112

(1)

Row 1 for each NEO represents cash bonuses that could have been earned under the Company’s Management Incentive Plan for FY 2019 and would have been paid in FY 2020. The payout under the Company’s Management Incentive Plan for FY 2019 for each participant depended on an individualized ratio of consolidated adjusted operating income results, consolidated organic revenue results, acquisition adjusted operating income results, acquisition organic revenue results and with respect to Messrs. Eansor and Kelderman, division/segment adjusted operating income results and division organic revenue results. On August 1, 2019, the Committee approved the following bonuses: Mr. Kummeth in the amount of $1,903,272, Mr. Hippel in the amount of $613,567, Mr. Eansor in the amount of $603,843, Mr. Kelderman in the amount of $304,796, and Ms. Furlow in the amount of $343,186. Row 2 for each NEO represents performance-based cash units granted during the fiscal year under the Company’s Second Amended and Restated 2010 Equity Incentive Plan (“Equity Plan”). Such awards vest following the Company’s 2021 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted earnings per share and organic revenue growth goals in FY 2021.

(2)

Represents the number of performance-based equity awards granted to the participant NEOs during the fiscal year under the Equity Plan. For each NEO, Row 3 represents performance-based restricted stock units and Row 4 represents performance-based options, which awards vest following the Company’s 2021 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted earnings per share and organic revenue growth goals in FY 2021.

2019 Proxy Statement 35

(3)

For Mr. Kummeth, represents a restricted stock award granted for the fiscal year under the Company’s Equity Plan. The risk of forfeiture for the award lapses annually in pro-rata increments over a period of three years, beginning on the first anniversary of the grant date.

(4)

Represents the number of time-based stock options granted to the participant during the fiscal year under the Company’s Equity Plan. Such awards vest annually in pro-rata increments over a period of four years, beginning on August 8, 2019.

(5)

The fair value of the equity awards is determined pursuant to ASC Topic 718, based on the probable outcome of the performance conditions and excluding the effect of estimated forfeitures. Assumptions used in the calculation of the fair value of the equity awards are described in Note 10 to the Company’s audited financial statements for FY 2019, included in the Company’s Annual Report on Form 10-K.

2019 Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding stock options and restricted stock held by the named executive officers on June 30, 2019.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)		Market Value of Shares of Stock that have not Vested ($)	Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Market Value of Unearned Shares that have not Vested ($)
	65,000	(1)	—		—		$67.46	4/1/2020	—		—	—		—
	50,000	(22)					$67.46	4/1/2020
	46,316	(2)	—		—		86.25	4/1/2021	—		—	—		—
	66,849	(3)	—		—		94.35	8/12/2021	—		—	—		—
	59,637		19,880	(4)	—		108.49	8/7/2022	—		—	—		—
Charles	95,346	(5)	—		—		108.49	8/7/2022	—		—	—		—
Kummeth	51,390		51,389	(6)	—		106.59	8/18/2023	5,551	(7)	1,166,543	—		—
	—		—		154,169	(8)	106.59	8/18/2023	—		—	24,979	(9)	5,249,337
	19,557		58,671	(10)	—		125.05	8/9/2024	9,463	(11)	1,988,649	—		—
	—		—		117,342	(12)	125.05	8/9/2024	—		—	21,291	(13)	4,474,304
	—		60,222	(14)	—		$177.32	8/8/2025	11,279	(15)	2,370,282	—		—
	—		—		90,334	(16)	$177.32	8/8/2025	—		—	16,918	(17)	3,555,318
	35,000	(21)	—		—		94.35	8/12/2021	—		—	—		—
	18,750		6,250	(4)	—		108.49	8/7/2022	—		—	—		—
	14,988	(5)	—		—		108.49	8/7/2022	—		—	—		—
	20,267		20,266	(6)	—		106.59	8/18/2023	—		—	—		—
James	—		—		30,400	(8)	106.59	8/18/2023	—		—	4,925	(9)	1,034,989
Hippel	8,153		24,460	(10)	—		125.05	8/9/2024	—		—	—		—
	—		—		24,460	(12)	125.05	8/9/2024	—		—	4,438	(13)	932,646
	—		24,089	(14)	—		177.32	8/8/2025	—		—	—		—
	—		—		18,066	(16)	177.32	8/8/2025	—		—	3,383	(17)	710,937
	15,000	(21)	—		—		94.35	8/12/2021	—		—	—		—
	9,375		3,125	(4)	—		108.49	8/7/2022	—		—	—		—
	7,494	(5)	—		—		108.49	8/7/2022	—		—	—		—
	9,410		9,409	(6)	—		106.59	8/18/2023	—		—	—		—
David	—		—		14,114	(8)	106.59	8/18/2023	—		—	2,287	(9)	480,613
Eansor	3,994		11,982	(10)	—		125.05	8/9/2024	—		—	—		—
	—		—		11,982	(12)	125.05	8/9/2024	—		—	2,174	(13)	456,866
	—		18,066	(14)	—		$177.32	8/8/2025	—		—	—		—
	—		—		13,550	(16)	177.32	8/8/2025	—		—	2,537	(17)	533,151
	663		1,989	(18)	—		150.78	5/1/2025	—		—	—		—
Kim	1,837		5,511	(18)	—		150.78	5/1/2025	—		—	3,333	(19)	700,430
Kelderman	—		12,044	(14)	—		177.32	8/8/2025	—		—	—		—
	—		—		9,033	(16)	177.32	8/8/2025	—		—	2,363	(17)	496,584

36			2019 Proxy Statement

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)	Market Value of Shares of Stock that have not Vested ($)	Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Market Value of Unearned Shares that have not Vested ($)
	9,600	(21)	—		—		94.35	8/12/2021	—	—	—		—
	7,500		2,500	(4)	—		108.49	8/7/2022	—	—	—		—
	5,995	(5)	—		—		108.49	8/7/2022	—	—	—		—
	7,238		7,238	(6)	—		106.59	8/18/2023	—	—	—		—
Brenda	—		—		10,857	(8)	106.59	8/18/2023	—	—	1,759	(9)	369,654
Furlow	3,167		9,503	(10)	—		125.05	8/9/2024	—	—	—		—
	—		—		9,503	(12)	125.05	8/9/2024	—	—	1,724	(13)	362,299
	—		9,786	(14)	—		177.32	8/8/2025	—	—	—		—
	—		—		7,339	(16)	177.32	8/8/2025	—	—	1,374	(17)	288,746

(1)	Vested in FY 2017 pursuant to time-based vesting provisions.

(2)	Vested in FY 2018 pursuant to time-based vesting provisions.

(3)	Vested in FY 2017 pursuant to the achievement of certain performance goals.

(4)	Granted August 7, 2015. Vests ratably on the first four anniversaries of the grant date.

(5)	Vested in FY 2019 pursuant to the achievement of certain performance goals.

(6)	Granted August 18, 2016. Vests ratably on the first four anniversaries of the grant date.

(7)	Restricted stock risk of forfeiture will lapse with respect to 5,551 shares on August 18, 2019.

(8)	Vests in full or in part on August 18, 2019 if certain performance goals are achieved (or such later date as performance is certified).

(9)

Restricted stock units vest in full or in part following the Company’s 2019 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2019 fiscal year.

(10)	Granted October 26, 2017. Vests ratably on the first four anniversaries of the grant date.

(11)	Restricted stock award granted October 26, 2017. The risk of forfeiture lapses ratably on the first three anniversaries.

(12)	Vests in full or in part on August 9, 2020 if certain performance goals are achieved (or such later date as performance is certified).

(13)

Restricted stock units vest in full or in part following the Company’s 2020 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2020 fiscal year.

(14)	Granted August 8, 2018. Vests ratably on the first four anniversaries of the grant date.

(15)	Restricted stock award granted August 8, 2018. The risk of forfeiture lapses ratably on the first three anniversaries.

(16)	Vests in full or in part on August 8, 2021 if certain performance goals are achieved (or such later date as performance is certified).

(17)

Restricted stock units vest in full or in part following the Company’s 2021 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2020 fiscal year.

(18)	Granted May 1, 2018. Vests ratably on the first four anniversaries of the grant date.

2019 Proxy Statement 37

(19)	Restricted stock units granted May 1, 2018. Vests ratably on the first three anniversaries.

(20)	Vested in FY 2015 pursuant to the achievement of certain performance goals.

(21)	Vested in FY 2019 pursuant to time-based vesting provisions.

(22)	Vested in FY 2015 pursuant to the achievement of certain performance goals.

2019 Option Exercises and Stock Vested

The following table shows options exercised by the named executive officers during FY 2019 and each vesting of stock, including restricted stock and restricted stock units during FY 2019, for each of the named executive officers on an aggregated basis. The value realized on exercise is equal to the difference between the market price of the underlying shares at the date of exercise and the exercise price of the options. The value realized on vesting is equal to the market price of the underlying shares at the date of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Charles Kummeth	—	—	27,939	5,026,130
James Hippel	35,000	4,088,931	2,398	431,975
David Eansor	—	—	1,199	215,987
Kim Kelderman	—	—	1,667	336,950
Brenda Furlow	5,400	570,510	959	172,754

Executive Employment Agreements and Change in Control Arrangements

We have entered into employment agreements with our executive officers that outline the compensation and benefits payable to the executives and specify the payments that may be made upon certain termination events. The descriptions below are qualified in their entirety by reference to the agreements themselves, which have been referenced as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019.

Compensation Arrangements

The employment agreements with our NEOs provide for annual base salaries to be reviewed on at least an annual basis by the Committee, and state that the executives will be eligible to participate in the Company’s Management Incentive Plan. Cash bonuses under the Management Incentive Plan are targeted at a specified percentage of the executive’s base salary, as set by the Committee each year. Executives are also eligible for periodic long-term equity awards as determined by the Committee. The employment agreements provide that incentive compensation is subject to recoupment to the extent required by laws or regulations that are applicable to Bio-Techne.

Benefits

Our executives are entitled to participate in all general Bio-Techne benefit plans to the extent eligible to do so based on age, tenure and title, as well as to receive reimbursement for necessary and reasonable out-of-pocket expenses incurred in connection with performing their employment duties and paid vacation of four weeks per calendar year.

Under the employment agreements with Mr. Kummeth and Mr. Hippel, Bio-Techne provides reimbursement for supplemental life insurance and supplemental short-term and long-term disability insurance in a maximum amount that, when aggregated with coverage provided to them under Bio-Techne’s other benefit plans, is three times the applicable base salary for life insurance and 60% and 70% of applicable base salary for short-term and long-term disability insurance, respectively. The reimbursement amounts provided to Mr. Kummeth and Mr. Hippel also include an additional reasonable gross-up amount to cover taxes incurred by them as a result of such payments.

38	2019 Proxy Statement

Potential Severance Events

Non-Change of Control Events

In the event Bio-Techne terminates an executive’s employment without “cause” (as defined in the employment agreements) or in the event an executive resigns for “good reason” (as defined in the employment agreements), the executive would be entitled to severance in the amount of one year of his or her then-current base salary. Any severance payments under the employment agreements are contingent upon the executive executing and complying with a release of claims against the Company.

The employment agreements define “cause” to include: (i) habitual neglect of, or willful or material failure to perform employment duties; (ii) embezzlement or any act of fraud; (iii) commission of acts that can be charged as a felony; (iv) dishonesty in dealing between the executive and Bio-Techne or between the executive and other Bio-Techne employees; (v) use or misuse of any controlled substance or of alcohol in a manner that adversely affects the executive’s job performance or otherwise could reflect negatively on the public image of Bio-Techne; (vi) habitual absenteeism; or (vii) willfully acting in a manner materially adverse to the best interests of Bio-Techne.

The employment agreements define “good reason” to mean: (i) a change in the executive’s reporting responsibilities, titles or offices which diminishes the executive’s responsibility or authority; (ii) a material reduction in executive’s total compensation from that provided in the executive’s employment agreement; (iii) a requirement imposed by Bio-Techne that results in the executive being based at a location that is outside a 50 mile radius of Bio-Techne; or (iv) physical working conditions or requirements that a reasonable person would find intolerable (provided that Bio-Techne has a 30-day right to cure or address such intolerable conditions).

Change of Control Events

If an executive resigns for Good Reason or is terminated upon a “change of control” (as defined in the employment agreement) or within one year thereafter, the executive would be entitled to severance in the amount of two years of his then-current base salary, with respect to Mr. Kummeth, or one year of his or her then-current base salary, with respect to all other NEOs, plus in each case the pro-rated value of any cash incentive compensation earned through the date of separation (based on higher of the target cash incentive compensation amount in either the prior year or the year in which the change of control occurs), the automatic acceleration of any vesting requirements of outstanding equity awards, and the payment of COBRA health insurance premiums for two years, with respect to Mr. Kummeth, or one year, with respect to all other NEOs. Any severance payments under the employment agreements are contingent upon the executive executing and complying with a release of claims against the Company.

For the purpose of the employment agreements, “change of control” generally means: (i) a person, entity or group becomes the owner of more than 50% of the combined voting power of Bio-Techne’s then-outstanding securities (other than in connection with an equity financing or solely as the result of a repurchase of outstanding shares by Bio-Techne); (ii) a merger, consolidation or similar transaction occurs and the shareholders of Bio-Techne immediately prior to the event to not own outstanding voting securities of more than 50% of the combined voting power of the surviving entity following the event; or (iii) a sale, lease or other disposition of substantially all of the total gross value of Bio-Techne’s consolidated assets occurs.

2019 Proxy Statement 39

Quantification of Potential Severance Events as of June 30, 2019

For each named executive officer, the estimated amount of potential payments at June 30, 2019, assuming the executive’s employment terminates pursuant to a covered reason, is as follows:

	Cash Severance Upon Termination	Severance Upon Termination Following a Change in Control
Name	Without Cause or Resignation for Good Reason	Cash Severance(1)	Value of Accelerated Equity Awards(2)
Charles Kummeth	$957,000	$4,130,001	$60,969,509
James Hippel	514,188	1,204,730	13,841,135
David Eansor	501,380	1,154,504	7,153,534
Kim Kelderman	452,400	790,936	5,226,080
Brenda Furlow	431,400	811,039	2,137,249

(1)

Assumes that the triggering event took place on the last business day of FY 2019, and the payout upon termination is equal to the applicable multiple of base salary plus the actual non-equity incentive plan compensation earned for FY 2019 plus the maximum value of unvested cash performance units plus payment of COBRA health insurance premiums for the applicable number of years.

(2)

Assumes that the triggering event took place on the last business day of FY 2019, the price per share of the Company's securities is the closing market price as of that date ($208.49 for 2019 in comparison to $147.95 for 2018, $117.50 for 2017, and $112.77 for 2016), and the payout upon termination is equal to the maximum value of unvested equity awards. Represents the sum of the value of accelerated restricted stock and RSUs, calculated by multiplying the number of restricted stock and RSUs by the price per share on June 30, 2019, plus the value of accelerated option shares, calculated by subtracting the aggregate exercise price from the price per share on June 30, 2019 and multiplying the difference by the number of option shares. Outside of a change in control, performance vesting RSUs and stock options cliff vest three years from the grant date.

Pay Ratio Disclosure

As a result of Section 953(d) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K (collectively, the “Rule”), beginning with our 2018 proxy statement, the SEC requires disclosure of the ratio of annual total compensation received by our CEO compared to the median of the annual total compensation of all of our employees (other than our CEO), commonly referred to as the ”pay ratio” disclosure.

As permitted by the SEC rules, as neither our workforce composition nor our compensation arrangements changed materially during FY 2019, we used the same median employee that we identified for purposes of our disclosure of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees for FY 2018. We calculated the annual total compensation of the median employee in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $64,371. Our median employee did not receive any equity compensation.

Our CEO, Mr. Kummeth, received annual total compensation for FY 2019 in the amount of $11,011,138 as reflected in the Summary Compensation Table included in this Proxy Statement. Based on this information, we estimate that Mr. Kummeth’s FY 2019 annual total compensation was approximately 171 times the median of the annual total compensation of all employees.

In calculating our pay ratio for FY 2019, we determined that we had erroneously included the employer contribution to health insurance in the calculation of the median employee’s compensation for FY 2018, which had increased the reported compensation and decreased the ratio of CEO compensation by increasing the denominator. This calculation is corrected in the reporting of the FY 2019 pay ratio.

40	2019 Proxy Statement

Item 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

Your Board recommends a vote “FOR” support of the Company’s named executive officer compensation.

Consistent with the results of the shareholder advisory vote held at the 2017 Annual Meeting of Shareholders regarding the frequency of “say on pay” votes, the Board has adopted a policy providing for annual say on pay advisory votes. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to the named executive officers. Our Executive Compensation Committee has described our compensation philosophy in the Compensation Discussion and Analysis contained in this Proxy Statement. Shareholders are urged to read the Compensation Discussion and Analysis, which also discusses how the Company’s compensation policies and procedures implement the Company’s compensation philosophy, as well as the 2019 Summary Compensation Table and other related tables and narrative disclosure that describe the compensation of the Chief Executive Officer, the Chief Financial Officer and the other named executive officers of the Company in FY 2019. The Executive Compensation Committee and the Board believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing the Company’s compensation philosophy and in achieving its goals and that the compensation of the named executive officers in FY 2019 reflects and supports these compensation policies and procedures.

We ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2019 Summary Compensation Table and the other related tables and disclosures.”

This advisory vote on named executive officer compensation, commonly referred to as a say on pay advisory vote, is not binding on the Board. However, the Executive Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements.

Under applicable Minnesota law and the Company’s Second Amended and Restated Bylaws, this proposal requires the affirmative vote of the holders of the greater of: (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

Equity Compensation Plan Information

We currently award stock-based compensation, including stock options and restricted stock, under our Second Amended and Restated 2010 Equity Incentive Plan. The following table presents information about common stock authorized for issuance under the Second Amended and Restated 2010 Equity Incentive Plan as of June 30, 2019:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (# in 000’s)	Weighted Avg. Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (# in 000’s)
	(A)	(B)	(C)
Equity compensation plans approved by shareholders	3,656	$121.16	2,638
Equity compensation plans not approved by shareholders	0	N/A	0
Total	3,656	$121.16	2,638

As of August 30, 2019, there were 1,895,858 shares available for future grants under the Amended Plan, and the closing price per share of our common stock was $191.57 as reported on The Nasdaq Global Select Market.

2019 Proxy Statement 41

PRINCIPAL SHAREHOLDERS

The following table provides information concerning the only persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding Common Stock as of August 30, 2019.

Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned	Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,855,948(1)	10.2%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	3,422,308(2)	9.0%
Eaton Vance Management 2 Int’l Place Boston, MA 02110	2,028,469(3)	5.4%

(1)

BlackRock, Inc. reported its beneficial ownership on a Schedule 13G/A filed with the SEC on January 24, 2019. The filing indicates that as of December 31, 2018, BlackRock, Inc. had sole voting power over 3,673,215 shares, shared voting power over no shares, sole dispositive power over 3,855,948 shares, and shared dispositive power over no shares.

(2)

The Vanguard Group reported its beneficial ownership on a Schedule 13G/A filed with the SEC on February 11, 2019. The filing indicates that as of December 31, 2018, The Vanguard Group has sole voting power of 20,629 shares, shared voting power over 4,512 shares, sole dispositive power over 3,422,308 shares, and shared dispositive power over 24,441 shares.

(3)

Eaton Vance Management reported its beneficial ownership on a Schedule 13G filed with the SEC on February 14, 2018. The filing indicates that as of December 31, 2017, Eaton Vance Management has shared voting power and dispositive power over 2,028,469 shares of Common Stock, and shared voting and dispositive power over no shares.

42	2019 Proxy Statement

MANAGEMENT SHAREHOLDINGS

The following table sets forth the number of shares of the Company’s Common Stock beneficially owned as of August 30, 2019, by each executive officer of the Company named in the Summary Compensation Table (the “named executive officers”), by each director and by all directors and current executive officers as a group. Other than Charles Kummeth, who beneficially owns 2.0% of total shares outstanding, each individual beneficially owns less than one percent of total shares outstanding, which includes shares subject to options exercisable by him or her. As a group, executive officers and directors beneficially own 4.1% of total shares outstanding.

Name of Director or Executive Officer	Number of Shares Beneficially Owned(1)
Charles R. Kummeth	766,898	(2)
Robert V. Baumgartner	39,994	(3)
Joseph Keegan, Ph.D.	6,276	(4)
Randolph C. Steer, M.D., Ph.D.	35,494	(5)
Harold J. Wiens	23,994	(6)
Alpna Seth, Ph.D.	6,276	(7)
John L. Higgins	39,794	(8)
Roeland Nusse, Ph.D.	51,494	(9)
Dr. Rupert Vessey, MA, BM BCh, FRCP, DPhil	735	(10)
David Eansor	77,115	(11)
Kim Kelderman	6,334	(12)
Brenda Furlow	59,293	(13)
James Hippel	165,000	(14)
Officers and directors as a group (13 persons)	1,598,209	(15)

(1)

Unless otherwise indicated, the person listed as the beneficial owner has sole voting and sole investment power over outstanding shares. Shares beneficially owned includes shares underlying restricted stock awards that are currently outstanding, shares underlying restricted stock units that are currently outstanding and vested, shares underlying options that are currently outstanding and exercisable and options that are currently outstanding and will become exercisable within 60 days of August 30, 2019. Percentage ownership calculations are based on 37,892,425 shares issued and outstanding on August 30, 2019.

(2)	Includes 135,856 shares held directly and 631,042 shares subject to vested but unexercised stock options.

(3)	Includes 8,726 shares held directly and 31,268 shares subject to vested but unexercised stock options.

(4)	Includes 1,253 shares held directly and 5,023 shares subject to vested but unexercised stock options.

(5)	Includes 4,226 shares held directly and 31,268 shares subject to vested but unexercised stock options.

(6)	Includes 4,726 shares held directly and 19,268 shares subject to vested but unexercised stock options.

(7)	Includes 1,253 shares held directly and 5,023 shares subject to vested but unexercised stock options.

(8)	Includes 3,526 shares held directly and 36,268 shares subject to vested but unexercised stock options.

(9)	Includes 5,226 shares held directly and 46,268 shares subject to vested but unexercised stock options.

(10)	Includes 147 shares held directly and 588 shares subject to vested but unexercised stock options.

(11)	Includes 1,387 shares held directly and 75,728 shares subject to vested but unexercised stock options.

(12)	Includes 823 shares held directly and 5,511 shares subject to vested but unexercised stock options.

(13)	Includes 3,203 shares held directly and 56,090 shares subject to vested but unexercised stock options.

2019 Proxy Statement 43

(14)	Includes 6,883 shares held directly and 158,117 shares subject to vested but unexercised stock options.

(15)	Includes 318,954 shares held by the Company’s Stock Bonus Plan as to which the Company’s Board of Directors directs the voting and 1,102,020 shares subject to vested but unexercised stock options.

44	2019 Proxy Statement

Item 4. RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019

Your Board recommends a vote “FOR” appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2020.

The Audit Committee of the Board has appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2020. KPMG LLP has served as the Company’s independent registered public accounting firm since 2003. Shareholder approval of this appointment is not required, but the Board is submitting the selection of KPMG LLP for ratification in order to obtain the views of its shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating the Company’s independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company’s shareholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting.

Under applicable Minnesota law and the Company’s bylaws, this proposal requires the affirmative vote of the holders of the greater of: (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

Audit Committee Report

The Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

•	reviewed and discussed the audited financial statements with management;

•

discussed with the Company’s independent registered public accounting firm the material required to be discussed by Public Company Accounting Oversight Board Auditing Standards 1301, “Communications with Audit Committees”;

•

received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence; and

•	discussed with the independent registered public accounting firm the independent public accounting firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019 as filed with the SEC.

John L. Higgins (Chair) Robert V. Baumgartner Harold Wiens Members of the Audit Committee

2019 Proxy Statement 45

Independent Registered Public Accountants

KPMG LLP acted as the Company’s independent registered public accounting firm for FY 2019 and 2018. Representatives of KPMG LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions. The Audit Committee has appointed KPMG LLP its independent registered public accounting firm for FY 2020.

Audit Fees

The following fees were paid or payable to KPMG LLP for the fiscal years ended June 30, 2019 and 2018 (in thousands):

	2019	2018
Audit Fees	$2,238	$2,152
Audit-Related Fees	10	34
Tax Fees	667	395
All Other Fees	2	0

“Audit Fees” are for professional services rendered and expenses incurred for the audit of the Company’s annual financial statements and review of financial statements included in our Forms 10-K and 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. Audit Fees also included fees incurred for the audit of the effectiveness of internal control over financial reporting.

“Audit-Related Fees” are mainly for professional services incurred in connection with acquisition-related procedures and reviews.

“Tax Fees” included fees for services provided and expenses incurred in connection with (i) preparation of the Company’s tax returns in the United States, Canada, and the United Kingdom and inquiries and audits related to such returns $481,000; (ii) transfer pricing (advice and assistance with respect to transfer pricing matters, including preparation of reports used by the Company to comply with taxing authority documentation requirements), $96,000; and (iii) acquisition related tax consulting, $90,000.

“All Other Fees” represents the license fee for technical accounting research tools.

Pre-Approval Policies and Procedures

Pursuant to its written charter, the Audit Committee of the Company’s Board of Directors is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm, provided that the Committee may delegate to one of more of its members the authority to grant pre-approvals subject to such pre-approvals being reported to and reviewed by the full Committee at its next meeting. Annual tax services are reviewed and approved by the Audit Committee prior to the commencement of such services. All of the services rendered by KPMG LLP in FY 2019 and 2018 were pre-approved by the Audit Committee.

46	2019 Proxy Statement

ADDITIONAL CORPORATE GOVERNANCE MATTERS

Related Party Transactions

In accordance with the Audit Committee Charter, the Audit Committee reviews and approves all related party transactions involving the Company’s directors and executive officers or their immediate family members to determine whether such transactions meet applicable legal requirements and are appropriately disclosed in the Proxy Statement. The Company has adopted a written policy concerning the review of related party transactions, which provides that, in determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, all directors and executive officers of the Company are subject to the Company’s Code of Ethics and Business Conduct, which requires the directors and executive officers to inform the Company’s legal counsel of any existing or proposed relationship or business transaction that could be, or might appear to be, a conflict of interest. Any reported transactions would be brought to the attention of the Audit Committee for review and disposition. Since the beginning of the last fiscal year, there have been no related party transactions arising or existing requiring disclosure under applicable rules and regulations.

Code of Ethics and Business Conduct and Financial Fraud and Ethics Reporting Hotline

The Company has adopted a Code of Ethics and Business Conduct, which is applicable to all directors, officers and employees of the Company. The Company sponsors a financial fraud and ethics reporting hotline that is available to all employees, operated on a confidential basis by a third party, and supervised by the Chief Compliance Officer, with full powers of investigation by the Audit Committee of the Board. The Code of Ethics and Business Conduct is available on the IR page of our website at http://www.bio-techne.com in the “Investor Relations” section under “Corporate Governance.” We intend to disclose any future amendments to, or waivers for directors and executive officers of, a provision of our Code of Ethics and Business Conduct on our website promptly following the date of such amendments or waivers.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and certain executive officers, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the SEC. As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that, during fiscal 2019, all of our named executive officers, directors and greater than ten percent holders filed the required reports on a timely basis under Section 16(a) of the Exchange Act, except for Mr. Kummeth, who file a late Form 4 with respect to the forfeit of certain shares of common stock as tax withholding on the vesting of a restricted stock award.

Shareholder Proposals for 2020 Annual Meeting

In order for a shareholder proposal (other than a director nomination) to be considered for inclusion in the Company’s Proxy Statement and related Proxy for the 2020 Annual Meeting, the written proposal must be received by the Company at its offices by August 25, 2020. The proposal must comply with SEC regulations that govern inclusion of shareholder proposals in Company proxy materials.

The Company’s Third Amended and Restated Bylaws provide that a shareholder may present a proposal or a nominee for director from the floor at the 2020 Annual Meeting, without including such proposal or nominee in the Company’s Proxy Statement, if proper written notice is received by the Company between July 25, 2020 and August 25, 2020. Any such proposal must provide the information required by our Third Amended and Restated Bylaws and comply with applicable laws and regulations. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such shareholder proposal.

All submissions should be directed to the Corporate Secretary of the Company at 614 McKinley Place N.E., Minneapolis, MN 55413.

2019 Proxy Statement 47

Proxy Access

Our proxy access bylaw permits up to 20 shareholders collectively owning 3% or more of our outstanding voting stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board, whichever is greater, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws.

Our Bylaws require shareholders to give advance notice of any proxy access director nomination. The required notice, which must include the information and documents set forth in the Bylaws, must be given no more than 90 days and no less than 60 days prior to the anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting of shareholders. Accordingly, with respect to our 2020 annual meeting of shareholders, our Bylaws require notice to be provided to the Corporate Secretary at the address listed above, as early as July 25, 2020, but no later than August 25, 2020.

48	2019 Proxy Statement

ADDITIONAL VOTING INFORMATION

The Board is not aware of any matters to be presented at the Annual Meeting, other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

Who can Vote

Your Proxy is solicited by the Board of Directors of Bio-Techne Corporation for use at the Annual Meeting of Shareholders to be held on October 24, 2019, and at any adjournment thereof, for the agenda items set forth in the attached Notice of Annual Meeting. A Notice of Internet Availability of Proxy Materials was mailed to shareholders on or about September 9, 2019. For shareholders who had previously requested hard copies, the Notice of Annual Meeting, Proxy Statement, 2019 Annual Report to Shareholders and proxy card are being mailed on or about September 9, 2019.

You are entitled to vote your shares of Company common stock (“Common Stock”) at the Annual Meeting if our records show that you held your shares as of the record date designated by the Board of Directors, August 30, 2019. At the close of business on August 30, 2019, 37,892,425 shares of Common Stock were issued and outstanding. Such Common Stock is the only outstanding class of stock of the Company. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Holders of the Common Stock are not entitled to cumulative voting rights in the election of directors.

Voting Your Proxy

If your Common Stock is held through a broker, bank or other nominee (i.e., held in “street name”), you will receive instructions from such entity that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the meeting.

If you hold your shares in your own name, as a holder of record with our transfer agent, American Stock Transfer & Trust Company, you may vote at the Annual Meeting, you can instruct the proxies to vote your shares by visiting www.proxyvote.com, or, if you received your proxy materials by mail, by completing, signing and dating the enclosed proxy card and returning it promptly in the envelope provided.

Whichever method you select to transmit your voting instructions, the proxies appointed by the Board will vote your shares in accordance with those instructions. If you sign and return a Proxy without specifying voting instructions, the proxies will, subject to the following, vote your shares in accordance with the Board’s recommendations set forth in the Proxy Statement, including in favor of the number and slate of directors proposed by the Nominations and Governance Committee of the Board of Directors and listed herein.

If you are a holder of record, you may revoke your Proxy at any time before the vote is taken at the Annual Meeting by sending a written statement to that effect to the Corporate Secretary of the Company, submitting a properly signed proxy card with a later date, or filing a notice of termination of your Proxy and voting at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee in order to revoke previously-rendered voting instructions.

Voting Standards

You may either vote “FOR”, “AGAINST”, or “ABSTAIN” on each of the proposals set forth herein. A quorum is required to transact business at the Annual Meeting. As of the close of business on the record date, the Company had 37,892,425 shares outstanding, meaning that 18,946,213 shares must be present, either by attending the Annual Meeting or by proxy, to establish a quorum. If a quorum is present, the affirmative vote of a majority of shares present and entitled to vote is required to approve each proposal, provided that, under the Company’s Amended and Restated Articles of Incorporation directors will be elected as follows: (i) if the number of director nominees is equal to (or less than) the number of directors to be elected, directors will be elected by a majority of votes cast, meaning that directors who receive a greater number of “FOR” votes than “AGAINST” votes will be elected; (ii) if the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of voting power of the shares present and entitled to vote.

2019 Proxy Statement 49

If you return a Proxy, but mark “ABSTAIN” with respect to a matter, then your shares will be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have voted in favor of such matter. Abstentions, therefore, as to any proposal, other than election of directors, will have the same effect as votes against such proposal. If a shareholder abstains from voting for a particular director nominee, such abstention will not count as an affirmative vote “FOR” or “AGAINST” such nominee and will have no effect.

If you hold your shares in street name and do not submit voting instructions to your broker, bank or other nominee, your broker bank or other nominee will not be permitted to vote your shares in their discretion on any proposal other than the proposal to ratify the independent registered public accounting firm. If a broker returns a “non-vote” Proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum, but shall not be deemed to be votes “FOR,” “AGAINST,” or “ABSTAIN” with regard to any matter and will be reported as “broker non-votes.” For purposes of electing directors, a non-vote will not be counted as a vote “FOR” or “AGAINST” the directors.

Cost of Proxy Solicitation

The cost of soliciting Proxies, including preparing, assembling and mailing the Proxies and soliciting material will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit Proxies personally or by telephone.

Attending the Annual Meeting

The Annual Meeting will be held at the offices of the Company, 614 McKinley Place N.E., Minneapolis, Minnesota, 55413, which is also the mailing address of the Company. If you plan to attend the Annual Meeting, please contact the Company at 612-379-8854.

You are entitled to attend the Annual Meeting only if you were a Bio-Techne shareholder or joint holder as of the close of business on August 30, 2019, or if you hold a valid proxy for the 2019 Annual Meeting. You will need to bring a valid government issued photo identification to the meeting. The Annual Meeting will begin promptly at 8:00 a.m. Central Time. We encourage you to arrive prior to the start of the meeting to ensure that you are checked in on time.

Householding

The SEC has adopted rules that permit brokers, banks and other nominees to satisfy the delivery requirements for proxy statements and annual reports, with respect to two or more shareholders sharing the same address and who do not participate in electronic delivery of proxy materials, by delivering a single copy of such documents addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

Brokers, banks and other nominees may be “householding” Bio-Techne Corporation proxy materials. This means that only one copy of proxy materials may have been sent to multiple shareholders in a household. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and annual report from the other shareholders sharing your address, please: (i) notify your broker, bank or other nominee, (ii) direct your written request to the Corporate Secretary, Bio-Techne Corporation, 614 McKinley Place N.E., Minneapolis, MN 55413 or (iii) contact the Corporate Secretary at (612) 379-8854. The Company will undertake to deliver promptly, upon any such oral or written request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of these documents was delivered. Shareholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should notify their broker, bank or other nominee, or contact Investor Relations at the above address or phone number.

Annual Report

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended June 30, 2019, including consolidated financial statements, accompanies this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated herein or is to be considered proxy-soliciting material.

50	2019 Proxy Statement

THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2019, TO ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST. REQUESTS SHOULD BE SENT TO CORPORATE SECRETARY, BIO-TECHNE CORPORATION, 614 MCKINLEY PLACE N.E., MINNEAPOLIS, MINNESOTA 55413.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Executive Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Dated: September 9, 2019

2019 Proxy Statement 51

BIO-TECHNE CORPORATION
C/O AMERICAN STOCK TRANSFER
59 MAIDEN LANE
PLAZA LEVEL
NEW YORK, NY 10038

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on October 23, 2019 for shares held directly and by 11:59 P.M. Eastern Time on October 21, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on October 23, 2019 for shares held directly and by 11:59 P.M. Eastern Time on October 21, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E84408-P27728 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BIO-TECHNE CORPORATION

The Board of Directors recommends you vote FOR proposal 1.	For	Against	Abstain
1. To set the number of Directors at nine.	☐	☐	☐

The Board of Directors recommends you vote FOR the following:

2. Election of Directors

	For	Against	Abstain
2a. Robert V. Baumgartner	☐	☐	☐
2b. John L. Higgins	☐	☐	☐
2c. Joseph D. Keegan	☐	☐	☐
2d. Charles R. Kummeth	☐	☐	☐
2e. Roeland Nusse	☐	☐	☐
2f. Alpna Seth	☐	☐	☐
2g. Randolph Steer	☐	☐	☐
2h. Rupert Vessey	☐	☐	☐
2i. Harold J. Wiens	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 3 and 4.	For	Against	Abstain
3. Cast a non-binding vote on named executive officer compensation.	☐	☐	☐
4. Ratify the appointment of the Company's independent registered public accounting firm for the 2020 fiscal year.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E84409-P27728

BIO-TECHNE CORPORATION
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles Kummeth and Brenda Furlow or either of them acting alone, with full power of substitution, as proxies to represent and vote, as designated on the reverse side, all shares of Common Stock of Bio-Techne Corporation registered in the name of the undersigned, at the Annual Meeting of Shareholders to be held on Thursday, October 24, 2019 at 8:00 a.m., Central Time, at the offices of the Company, 614 McKinley Place N.E., Minneapolis, Minnesota 55413, and at all adjournments of such meeting. The undersigned hereby revokes all proxies previously granted with respect to such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN FOR A PARTICULAR PROPOSAL, WILL BE VOTED FOR THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON SUCH PROPOSAL.

Address Changes/Comments: ____

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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side